As filed with the Securities and Exchange             Registration No. 333-49581
Commission on April 8, 2004
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                     SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 10
                                       TO

                                    FORM S-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        ING Insurance Company of America

                                     Florida
                                   06-1286272
        Corporate Center One, 2202 North Westshore Boulevard, Suite 350,
                              Tampa, Florida 33607
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        Linda E. Senker, Esq.                       Kimberly J. Smith, Esq.
        ING                                         ING
        1475 Dunwoody Drive                         1475 Dunwoody Drive
        West Chester, PA 19380-1478                 West Chester, PA 19380-1478
        (610) 425-4139                              (610) 425-3427

          (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                 INCLUDING AREA CODE, OF AGENT FOR SERVICE)
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The annuities covered by this registration statement are to be issued from time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [XX]

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [XX]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] --------------

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ______________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] --------------

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
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                                     PART I

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                    IICA GUARANTEED ACCOUNT - APRIL 30, 2004
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INTRODUCTION

The IICA Guaranteed Account (the Guaranteed Account) is a fixed interest option available during the accumulation phase of certain variable annuity contracts issued by ING Insurance Company of America (the Company, we, us, our) (formerly known as Aetna Insurance Company of America). Read this prospectus carefully before investing in the Guaranteed Account and save it for future reference.

GENERAL DESCRIPTION

The Guaranteed Account offers investors an opportunity to earn specified guaranteed rates of interest for specified periods of time, called guaranteed terms. We generally offer several guaranteed terms at any one time for those considering investing in the Guaranteed Account. Each guaranteed term offers a guaranteed interest rate for investments that remain in the Guaranteed Account for the duration of the specific guaranteed term. The guaranteed term establishes both the length of time for which we agree to credit a guaranteed interest rate and how long your investment must remain in the Guaranteed Account in order to receive the guaranteed interest rate.

We guarantee both principal and interest if, and only if, your investment remains invested for the full guaranteed term. Charges related to the contract, such as a maintenance fee or early withdrawal charge, may still apply even if you do not withdraw until the end of a guaranteed term. INVESTMENTS TAKEN OUT OF THE GUARANTEED ACCOUNT PRIOR TO THE END OF A GUARANTEED TERM MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT WHICH MAY RESULT IN AN INVESTMENT GAIN OR LOSS. SEE "MARKET VALUE ADJUSTMENT (MVA)."

This prospectus will explain:

>    Guaranteed interest rates and guaranteed terms;

>    Contributions to the Guaranteed Account;

>    Types of investments available;

>    How rates are offered;

> How there can be an investment risk and how we calculate gain or loss; > Contract charges that can affect your account value in the Guaranteed Account; > Taking investments out of the Guaranteed Account; and > How to reinvest or withdraw at maturity.

ADDITIONAL DISCLOSURE INFORMATION

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. We do not intend for this prospectus to be an offer to sell or a solicitation of an offer to buy these securities in any state or jurisdiction that does not permit their sale. We have not authorized anyone to provide you with information that is different than that contained in this prospectus. The Guaranteed Account is not a deposit with, obligation of or guaranteed or endorsed by any bank, nor is it insured by the FDIC. These contracts are not offered for sale in the State of New York.

               Our Home Office:                  Our Customer Service Center:
       ING Insurance Company of America                      ING
            5100 West Lemon Street                       P.O. Box 9271
                  Suite 213                        Des Moines, IA 50306-9271
             Tampa, Florida 33609                       1-800-531-4547
                (813) 261-9582


IICA Guaranteed Account - 131767

BLE OF CONTENTS
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                                                                         PAGE

SUMMARY                                                                     3

DESCRIPTION OF THE GUARANTEED ACCOUNT                                       6
General, Contributions to the Guaranteed Account,
Deposit Period, Guaranteed Terms, Guaranteed Interest Rates,
Maturity Value Transfer Provision

TRANSFERS                                                                   9

WITHDRAWALS                                                                10
Deferral of Payments, Reinstatement Privilege

MARKET VALUE ADJUSTMENT (MVA)                                              11
Calculation of the MVA, Deposit Period Yield, Current Yield,
MVA Formula

CONTRACT CHARGES                                                           13

OTHER TOPICS                                                               13
The Company - Income Phase - Investments - Distribution of
Contracts - Taxation - Experts - Legal Matters - Further
Information - Incorporation of Certain Documents by Reference
- Inquiries

APPENDIX I - EXAMPLES OF MARKET VALUE ADJUSTMENT CALCULATIONS              17

APPENDIX II - EXAMPLES OF MARKET VALUE ADJUSTMENT YIELDS                   19


IICA Guaranteed Account - 131767IICA Guaranteed Account - 131767

[sidebar]

QUESTIONS: CONTACTING THE COMPANY. To answer your questions, contact your sales representative or write or call our Customer Service Center at:

ING
P.O. Box 9271
Des Moines, IA 50306-9271

[end sidebar]

SUMMARY
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The Guaranteed Account is a fixed interest option that may be available during the accumulation phase of your variable annuity contract. The following is a summary of certain facts about the Guaranteed Account.

IN GENERAL. Amounts that you invest in the Guaranteed Account will earn a guaranteed interest rate if left in the Guaranteed Account for a specified period of time (the guaranteed term). You must invest amounts in the Guaranteed Account for the full guaranteed term in order to receive the quoted guaranteed interest rate. If you withdraw or transfer those amounts before the end of the guaranteed term, we may apply a "market value adjustment," which may be positive or negative.

DEPOSIT PERIODS. A deposit period is the time during which we offer a specific guaranteed interest rate if you deposit dollars for a specific guaranteed term. For a particular guaranteed interest rate and guaranteed term to apply to your account dollars, you must invest them during the deposit period in which that rate and term are offered.

GUARANTEED TERMS. A guaranteed term is the period of time account dollars must be left in the Guaranteed Account in order to earn the guaranteed interest rate specified for that guaranteed term. We offer different guaranteed terms at different times. We may also offer more than one guaranteed term of the same duration with different guaranteed interest rates. Check with your sales representative or the Company to learn the details about the guaranteed term(s) currently offered. We reserve the right to limit the number of guaranteed terms or the availability of certain guaranteed terms.

GUARANTEED INTEREST RATES. We guarantee different interest rates, depending upon when account dollars are invested in the Guaranteed Account. For guaranteed terms one year or longer, we may offer different rates for specified time periods within a guaranteed term. The interest rate we guarantee is an annual effective yield; that means that the rate reflects a full year's interest. We credit interest at a rate that will provide the guaranteed annual effective yield over one year. The guaranteed interest rate(s) is guaranteed for that deposit period and for the length of the guaranteed term.

The guaranteed interest rates we offer will always meet or exceed the minimum interest rates agreed to in the contract. Apart from meeting the contractual minimum interest rates, we cannot guarantee any aspect of future offerings.

FEES AND OTHER DEDUCTIONS. We do not make deductions from amounts in the Guaranteed Account to cover mortality and expense risks. We consider these risks when determining the credited rate. The following other types of charges may be deducted from amounts held in, withdrawn or transferred from the Guaranteed
Account:

> Market Value Adjustment (MVA). An MVA may be applied to amounts transferred or withdrawn prior to the end of a guaranteed term, which reflects changes in interest rates since the deposit period. The MVA may be positive or negative and therefore may increase or decrease the amount withdrawn to satisfy a transfer or withdrawal request. See "Market Value Adjustment
     (MVA)."

> Tax Penalties and/or Tax Withholding. Amounts withdrawn may be subject to withholding for federal income taxes, as well as a 10% penalty tax for amounts


IICA Guaranteed Account - 131767
withdrawn prior to your having attained age 59 1/2. See "Taxation"; see also the "Taxation" section of the contract prospectus.

> Early Withdrawal Charge. An early withdrawal charge, which is a deferred sales charge, may apply to amounts withdrawn from the contract, in order to reimburse us for some of the sales and administrative expenses associated with the contract. See "Contract Charges"; see also the "Fees" section of the contract prospectus.

> Maintenance Fee. A maintenance fee of up to $30 may be deducted, on an annual basis, pro-rata from all funding options including the Guaranteed Account. See "Contract Charges"; see also the "Fees" section of the contract prospectus.

> Transfer Fees. During the accumulation phase, transfer fees of up to $10 per transfer may be deducted from amounts held in or transferred from the Guaranteed Account. See "Contract Charges"; see also the "Fees" section of the contract prospectus.

> Premium Taxes. We may deduct a charge for premium taxes of up to 4% from amounts in the Guaranteed Account. See "Contract Charges"; see also the "Fees" section of the contract prospectus.

MARKET VALUE ADJUSTMENT (MVA). If you withdraw or transfer your account value from the Guaranteed Account before a guaranteed term is complete, an MVA may apply. The MVA reflects the change in the value of the investment due to changes in interest rates since the date of deposit. The MVA may be positive or negative depending upon interest rate activity at the time of withdrawal or transfer.

An MVA will not apply to:

>    Amounts transferred or withdrawn at the end of a guaranteed term;

>    Transactions made under the maturity value transfer provision;

> Transfers due to participation in the dollar cost averaging program (see "Market Value Adjustment" for certain restrictions);

> Amounts distributed under a systematic distribution option (see "Systematic Distribution Options" in the contract prospectus);

> Withdrawals for minimum distributions required by the Internal Revenue Code of 1986, as amended (Tax Code), and for which the early withdrawal charge is waived; and

> Withdrawals due to your exercise of the right to cancel your contract. See the "Right to Cancel" section of the contract prospectus.

MVAs applied to withdrawals or transfers from the Guaranteed Account will be calculated as an "aggregate MVA," which is the sum of all MVAs applicable due to the withdrawal (see sidebar in "Market Value Adjustment (MVA)" section of this prospectus for an example of the calculation of the aggregate MVA). The following withdrawals will be subject to an aggregate MVA only if it is positive:

>    Withdrawals due to the election of a lifetime income option; and

> Unless otherwise noted, payment of a guaranteed death benefit (if paid within the first six months following death). All other withdrawals will be subject to an aggregate MVA, regardless of whether it is positive or negative, including:

>    Withdrawals due to the election of a nonlifetime income option;

[sidebar]

CONTRACT HOLDER (YOU/YOUR)-- The contract holder of an individually owned contract or the certificate holder of a group contract.

[end sidebar]

IICA Guaranteed Account - 131767

> Payment of a guaranteed death benefit due to the death of a spousal beneficiary or a joint contract holder who continued the account in his or her name after the death of the other joint contract holder;

> Payment of a guaranteed death benefit more than six months after the date of death; and

> Full or partial withdrawals during the accumulation phase (an MVA may not apply in certain situations, as noted above).

See "Description of the Guaranteed Account" and "Market Value Adjustment (MVA)."

MATURITY OF A GUARANTEED TERM. On or before the end of a guaranteed term, you may instruct us to:

> Transfer the matured amount to one or more new guaranteed terms available under the current deposit period;

> Transfer the matured amount to other available investment options; or > Withdraw the matured amount.

Amounts withdrawn may be subject to an early withdrawal charge, a maintenance fee, tax withholding and, if you are under age 59 1/2, tax penalties. See "Contract Charges"; see also the "Fees" and "Taxation" sections of the contract prospectus.

When a guaranteed term ends, if we have not received instructions from you, we will automatically reinvest the maturing investment into a new guaranteed term of similar length (see "Maturity of a Guaranteed Term" and "Maturity Value Transfer Provision"). If the same guaranteed term is no longer available, the next shortest guaranteed term available in the current deposit period will be used. If no shorter guaranteed term is available, the next longest guaranteed term will be used.

If you do not provide instructions concerning the maturing amount on or before the end of a guaranteed term, and this amount is automatically reinvested as noted above, the maturity value transfer provision will apply.

MATURITY VALUE TRANSFER PROVISION. This provision allows transfers or withdrawals of amounts automatically reinvested at the end of a guaranteed term without an MVA, if the transfer or withdrawal occurs during the calendar month immediately following a guaranteed term maturity date. As described in "Fees and Other Deductions" above, other fees, including an early withdrawal charge and a maintenance fee, may be assessed on amounts withdrawn. See "Maturity Value Transfer Provision."

TRANSFER OF ACCOUNT DOLLARS. Generally, account dollars invested in the Guaranteed Account may be transferred among guaranteed terms offered through the Guaranteed Account and/or to other investment options offered through the contract. However:

> Transfers may not be made during the deposit period in which your account dollars are invested in the Guaranteed Account or for 90 days after the close of that deposit period; and

>    We may apply an MVA to transfers made before the end of a guaranteed term.

INVESTMENTS. Guaranteed interest rates credited during any guaranteed term do not necessarily relate to investment performance. Deposits received into the Guaranteed Account will generally be invested in federal, state and municipal obligations,


IICA Guaranteed Account - 131767
corporate bonds, preferred stocks, real estate mortgages, real estate, certain other fixed income investments and cash or cash equivalents. All of our general assets are available to meet guarantees under the Guaranteed Account.

Amounts allocated to the Guaranteed Account are held in a nonunitized separate account established by the Company under Florida law. Prior to January 5, 2000, these amounts were held in a nonunitized separate account established by the Company under Connecticut law. To the extent provided for in the contract, assets of the separate account are not chargeable with liabilities arising out of any other business that we conduct. See "Investments."

NOTIFICATION OF MATURITY. We will notify you at least 18 calendar days prior to the maturity of a guaranteed term. We will include information relating to the current deposit period's guaranteed interest rates and the available guaranteed terms. You may obtain information concerning available deposit periods, guaranteed interest rates and guaranteed terms by telephone (1-800-531-4547). See "Description of the IICA Guaranteed Account--General" and "Maturity of a Guaranteed Term."


DESCRIPTION OF THE GUARANTEED ACCOUNT
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GENERAL

The Guaranteed Account offers guaranteed interest rates for specific guaranteed terms. For a particular guaranteed interest rate and guaranteed term to apply to your account dollars, you must invest them during the deposit period in which that rate and term are offered. For guaranteed terms of one year or longer, we may offer different interest rates for specified time periods within a guaranteed term. We may also offer more than one guaranteed term of the same duration with different guaranteed interest rates.

An MVA may be applied to any values withdrawn or transferred from a guaranteed term prior to the end of that guaranteed term, except for amounts transferred under the maturity value transfer provision, amounts transferred under the dollar cost averaging program, amounts withdrawn under a systematic distribution option, amounts withdrawn for minimum distributions required by the Tax Code and withdrawals due to your exercise of the right to cancel your contract.

MVAs applied to withdrawals or transfers from the Guaranteed Account will be calculated as an "aggregate MVA," which is the sum of all MVAs applicable due to the withdrawal (see sidebar in "Market Value Adjustment (MVA)" section of this prospectus for an example of the calculation of the aggregate MVA). The following withdrawals will be subject to an aggregate MVA only if it is positive:

>    Withdrawals due to the election of a lifetime income option; and

> Unless otherwise noted, payment of a guaranteed death benefit (if paid within the first six months following death).

All other withdrawals will be subject to an aggregate MVA, regardless of whether it is positive or negative, including:


IICA Guaranteed Account - 131767

>    Withdrawals due to the election of a nonlifetime income option;

> Payment of a guaranteed death benefit due to the death of a spousal beneficiary or a joint contract holder who continued the account in his or her name after the death of the other joint contract holder;

> Payment of a guaranteed death benefit more than six months after the date of death; and

> Full or partial withdrawals during the accumulation phase (an MVA may not apply in certain situations, see "Market Value Adjustment (MVA)").

We maintain a toll-free telephone number for those wishing to obtain information concerning available deposit periods, guaranteed interest rates and guaranteed terms. The telephone number is 1-800-531-4547. At least 18 calendar days before a guaranteed term matures we will notify you of the upcoming deposit period dates and information on the current guaranteed interest rates, guaranteed terms and projected matured guaranteed term values.

CONTRIBUTIONS TO THE GUARANTEED ACCOUNT

You may invest in the guaranteed terms available in the current deposit period by allocating new payments to the Guaranteed Account or by transferring a sum from other funding options available under the contract or from other guaranteed terms of the Guaranteed Account, subject to the transfer limitations described in the contract. We may limit the number of guaranteed terms you may select. Currently, if the dollar cost averaging program is in effect in a guaranteed term and you wish to add an additional deposit to be dollar cost averaged, all amounts to be dollar cost averaged will be combined and the dollar cost averaging amount will be recalculated. This will affect the duration of amounts in the guaranteed term.

Although there is currently no limit, we reserve the right to limit the total number of investment options you may select at any one time during the life of the contract. For purposes of determining any limit, each guaranteed term counts as one investment option. Although we may require a minimum payment(s) to a contract, we do not require a minimum investment for a guaranteed term. Refer to the contract prospectus. There is a $500 minimum for transfers from other funding options.

Investments may not be transferred from a guaranteed term during the deposit period in which the investment is applied or during the first 90 days after the close of the deposit period. This restriction does not apply to amounts transferred or withdrawn under the maturity value transfer provision, to amounts transferred under the dollar cost averaging program or, in some situations, withdrawn because you discontinued the dollar cost averaging program or to amounts distributed under a systematic distribution option.
See "Maturity Value Transfer Provision" and "Transfers."

DEPOSIT PERIOD

The deposit period is the period of time during which you may direct investments to a particular guaranteed term(s) and receive a stipulated guaranteed interest rate(s). Each deposit period may be a month, a calendar quarter or any other period of time we specify.


IICA Guaranteed Account - 131767

GUARANTEED TERMS

A guaranteed term is the time we specify during which we credit the guaranteed interest rate. We offer guaranteed terms at our discretion for various periods ranging up to and including ten years. We may limit the number of guaranteed terms you may select and may require enrollment in the dollar cost averaging program.

GUARANTEED INTEREST RATES

Guaranteed interest rates are the rates that we guarantee will be credited on amounts applied during a deposit period for a specific guaranteed term. We may offer different guaranteed interest rates on guaranteed terms of the same duration. Guaranteed interest rates are annual effective yields, reflecting a full year's interest. We credit interest at a rate that will provide the guaranteed annual effective yield over one year. Guaranteed interest rates are credited according to the length of the guaranteed term as follows:

GUARANTEED TERMS OF ONE YEAR OR LESS. The guaranteed interest rate is credited from the date of deposit to the last day of the guaranteed term.

GUARANTEED TERMS OF GREATER THAN ONE YEAR. Several different guaranteed interest rates may be applicable during a guaranteed term of more than one year. The initial guaranteed interest rate is credited from the date of deposit to the end of a specified period within the guaranteed term. We may credit several different guaranteed interest rates for subsequent specific periods of time within the guaranteed term. For example, for a five-year guaranteed term we may guarantee 7% for the first year, 6.75% for the next two years and 6.5% for the remaining two years. We reserve the right, however, to apply one guaranteed interest rate for an entire guaranteed term.

We will not guarantee or credit a guaranteed interest rate below the minimum rate specified in the contract, nor will we credit interest at a rate above the guaranteed interest rate we announce prior to the start of a deposit period. Our guaranteed interest rates are influenced by, but do not necessarily correspond to, interest rates available on fixed income investments we may buy using deposits directed to the Guaranteed Account (see "Investments"). We consider other factors when determining guaranteed interest rates including regulatory and tax requirements, sales commissions and administrative expenses borne by the Company, general economic trends and competitive factors. WE MAKE THE FINAL DETERMINATION REGARDING GUARANTEED INTEREST RATES. WE CANNOT PREDICT THE LEVEL OF FUTURE GUARANTEED INTEREST RATES.

MATURITY OF A GUARANTEED TERM. At least 18 calendar days prior to the maturity of a guaranteed term we will notify you of the upcoming deposit period, the projected value of the amount maturing at the end of the guaranteed term and the guaranteed interest rate(s) and guaranteed term(s) available for the current deposit period.

When a guaranteed term matures, the amounts in any maturing guaranteed term may be:

>    Transferred to a new guaranteed term(s), if available under the contract;

> Transferred to any of the allowable investment options available under the contract; or

>    Withdrawn from the contract.


IICA Guaranteed Account - 131767

[sidebar]

BUSINESS DAY--Any day on which the New York Stock Exchange is open.

[end sidebar]

We do not apply an MVA to amounts transferred or withdrawn from a guaranteed term on the date the guaranteed term matures. Amounts withdrawn, however, may be subject to an early withdrawal charge, a maintenance fee, taxation and, if the contract holder is under age 59 1/2, tax penalties.

If we have not received direction from you by the maturity date of a guaranteed term, we will automatically transfer the matured term value to a new guaranteed term of similar length. If the same guaranteed term is no longer available, the next shortest guaranteed term available in the current deposit period will be used. If no shorter guaranteed term is available, the next longest guaranteed term will be used.

Under the Guaranteed Account, each guaranteed term is counted as one funding option. If a guaranteed term matures, and is renewed for the same term, it will not count as an additional investment option for purposes of any limitation on the number of investment options.

You will receive a confirmation statement, plus information on the new guaranteed rate(s) and guaranteed term.

MATURITY VALUE TRANSFER PROVISION

If we automatically reinvest the proceeds from a matured guaranteed term, you may transfer or withdraw from the Guaranteed Account the amount that was reinvested without an MVA. An early withdrawal charge and maintenance fee may apply to withdrawals. If the full amount reinvested is transferred or withdrawn, we will include interest credited to the date of the transfer or withdrawal. This provision is only available until the last business day of the month following the maturity date of the prior guaranteed term. This provision only applies to the first transfer or withdrawal request received from the contract holder with respect to a particular matured guaranteed term value, regardless of the amount involved in the transaction.

TRANSFERS
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We allow you to transfer all or a portion of your account value to the Guaranteed Account or to other investment options under the contract. We do not allow transfers from any guaranteed term to any other guaranteed term or investment option during the deposit period for that guaranteed term or for 90 days following the close of that deposit period. The 90-day wait does not apply to:

> Amounts transferred on the maturity date or under the maturity value transfer provision;

> Amounts transferred from the Guaranteed Account before the maturity date due to the election of an income phase payment option;

>    Amounts distributed under a systematic distribution option; or

> Amounts transferred from an available guaranteed term in connection with the dollar cost averaging program.

Transfers after the 90-day period are permitted from a guaranteed term(s) to another guaranteed term(s) available during a deposit period or to other available investment


IICA Guaranteed Account - 131767

[sidebar]

GUARANTEED TERM GROUP--A grouping of deposits or investments having the same guaranteed term.

[end sidebar]


options. W e will apply an MVA to transfers made before the end of a guaranteed term. Transfers within one calendar month of a term's maturity date are not counted as one of the 12 free transfers of accumulated values in the account.

When the contract holder requests the transfer of a specific dollar amount, we account for any applicable MVA in determining the amount to be withdrawn from a guaranteed term(s) to fulfill the request. Therefore, the amount we actually withdraw from the guaranteed term(s) may be more or less than the requested dollar amount (see "Appendix I" for an example). For more information on transfers, see the contract prospectus.

WITHDRAWALS
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The contract allows for full or partial withdrawals from the Guaranteed Account at any time during the accumulation phase. To make a full or partial withdrawal, a request form (available from us) must be properly completed and submitted to our Service Center (or other designated office as provided in the contract).

Partial withdrawals are made pro-rata from each guaranteed term group. From each guaranteed term group, we will first withdraw funds from the oldest deposit period, then from the next oldest and so on.

We may apply an MVA to withdrawals made prior to the end of a guaranteed term, except for withdrawals made under the maturity value transfer provision (see "Market Value Adjustment"). We may deduct an early withdrawal charge and maintenance fee. The early withdrawal charge is a deferred sales charge which may be deducted upon withdrawal to reimburse us for some of the sales and administrative expenses associated with the contract. A maintenance fee, up to $30, may be deducted pro-rata from each of the funding options, including the Guaranteed Account. Refer to the contract prospectus for a description of these charges. When a request for a partial withdrawal of a specific dollar amount is made, we will include the MVA in determining the amount to be withdrawn from the guaranteed term(s) to fulfill the request. Therefore, the amount we actually take from the guaranteed term(s) may be more or less than the dollar amount requested. See "Appendix I" for an example.

DEFERRAL OF PAYMENTS

Under certain emergency conditions, we may defer payment of a Guaranteed Account withdrawal for up to six months. Refer to the contract prospectus for more details.

REINSTATEMENT PRIVILEGE

You may elect to reinstate all or a portion of a full withdrawal during the 30 days following such a withdrawal. We must receive amounts for reinstatement within 60 days of the withdrawal.

We will apply reinstated amounts to the current deposit period. This means that the guaranteed annual interest rate and guaranteed terms available on the date of reinstatement will apply. Amounts are reinstated in the same proportion as prior to the full withdrawal. We will not credit your account for market value adjustments that we deducted at the time of withdrawal or refund any taxes that were withheld. Refer to the contract prospectus for further details.


IICA Guaranteed Account - 131767

[sidebar

AGGREGATE MVA--The total of all MVAs applied due to a transfer or withdrawal.

CALCULATION OF THE AGGREGATE MVA -- In order to satisfy a transfer or withdrawal, amounts may be withdrawn from more than one guaranteed term, with more than one guaranteed interest rate. In order to determine the MVA applicable to such a transfer or withdrawal, the MVAs applicable to each guaranteed term will be added together, in order to determine the "aggregate MVA."

Example:
$1,000 withdrawal,
two guaranteed terms,
MVA1 = $10, MVA2 = $-30
$10 + $-30 = $-20.
Aggregate MVA = $-20.

Example:
$1,000 withdrawal,
two guaranteed terms,
MVA1 = $30, MVA2 = $-10
$30 + $-10 = $20.
Aggregate MVA = $20.

[end sidebar]

MARKET VALUE ADJUSTMENT (MVA)
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We apply an MVA to amounts transferred or withdrawn from the Guaranteed Account prior to the end of a guaranteed term. To accommodate early withdrawals or transfers, we may need to liquidate certain assets or use cash that could otherwise be invested at current interest rates. When we sell assets prematurely we could realize a profit or loss depending upon market conditions.

The MVA reflects changes in interest rates since the deposit period. When interest rates increase after the deposit period, the value of the investment decreases and the MVA amount may be negative. Conversely, when interest rates decrease after the deposit period, the value of the investment increases and the MVA amount may be positive. Therefore, the application of an MVA may increase or decrease the amount withdrawn from a guaranteed term to satisfy a withdrawal or transfer request.

An MVA will not apply to:

>    Amounts transferred or withdrawn at the end of a guaranteed term;

>    Transactions made under the maturity value transfer provision;

>    Transfers due to participation in the dollar cost averaging program*;

> Amounts distributed under a systematic distribution option--see "Systematic Distribution Options" in the contract prospectus;

> Withdrawals for minimum distributions required by the Tax Code and for which the early withdrawal charge is waived; and

> Withdrawals due to your exercise of the right to cancel your contract. See the "Right to Cancel" section of the contract prospectus.

* If you discontinue the dollar cost averaging program and transfer the amounts in it, subject to the Company's terms and conditions governing guaranteed terms, to another guaranteed term, an MVA will apply.

MVAs applied to withdrawals or transfers from the Guaranteed Account will be calculated as an "aggregate MVA," which is the sum of all MVAs applicable due to the withdrawal (see sidebar on this page for an example of the calculation of the aggregate MVA). The following withdrawals will be subject to an aggregate MVA only if it is positive:

>    Withdrawals due to the election of a lifetime income option; and

> Unless otherwise noted, payment of a guaranteed death benefit (if paid within the first six months following death).

All other withdrawals will be subject to an aggregate MVA, regardless of whether it is positive or negative, including:

>    Withdrawals due to the election of a nonlifetime income option;

> Payment of a guaranteed death benefit due to the death of a spousal beneficiary or a joint contract holder who continued the account in his or her name after the death of the other joint contract holder; > Payment of a guaranteed death benefit more than six months after the date of death; and

> Full or partial withdrawals during the accumulation phase (an MVA may not apply in certain situations, as noted above).


IICA Guaranteed Account - 131767

CALCULATION OF THE MVA

The amount of the MVA depends upon the relationship between:

> The deposit period yield of U.S. Treasury Notes that will mature in the last quarter of the guaranteed term; and

>    The current yield of such U. S. Treasury Notes at the time of withdrawal.

If the current yield is less than the deposit period yield, the MVA will decrease the amount withdrawn from a guaranteed term to satisfy a transfer or withdrawal request (the MVA will be positive). If the current yield is greater than the deposit period yield, the MVA will increase the amount withdrawn from a guaranteed term (the MVA will be negative or detrimental to the investor).

DEPOSIT PERIOD YIELD

We determine the deposit period yield used in the MVA calculation by considering interest rates prevailing during the deposit period of the guaranteed term from which the transfer or withdrawal will be made. First, we identify the Treasury Notes that mature in the last three months of the guaranteed term. Then, we determine their yield-to-maturity percentages for the last business day of each week in the deposit period. We then average the resulting percentages to determine the deposit period yield.

Treasury Note information may be found each business day in publications such as the Wall Street Journal, which publishes the yield-to-maturity percentages for all Treasury Notes as of the preceding business day.

CURRENT YIELD

We use the same Treasury Notes identified for the deposit period yield to determine the current yield--Treasury Notes that mature in the last three months of the guaranteed term. However, we use the yield-to-maturity percentages for the last business day of the week preceding the withdrawal and average those percentages to get the current yield.

MVA FORMULA

The mathematical formula used to determine the MVA is:

                 { (1+I)/(1+j) }^(x/365)

where I is the deposit period yield; J is the current yield; and X is the number of days remaining (computed from Wednesday of the week of withdrawal) in the guaranteed term. (For examples of how we calculate MVA, refer to Appendix I.)

We make an adjustment in the formula of the MVA to reflect the period of time remaining in the guaranteed term from the Wednesday of the week of a withdrawal.

IICA Guaranteed Account - 131767

CONTRACT CHARGES
--------------------------------------------------------------------------------

Certain charges may be deducted directly or indirectly from the funding options available under the contract, including the Guaranteed Account.

The contract may have a maintenance fee of up to $30 that we will deduct, on an annual basis, pro-rata from all funding options including the Guaranteed Account. We may also deduct a maintenance fee upon full withdrawal of a contract.

The contract may have an early withdrawal charge that we will deduct, if applicable, upon a full or partial withdrawal from the contract. If the withdrawal occurs prior to the maturity of a guaranteed term, both the early withdrawal charge and an MVA may be assessed.

We do not deduct mortality and expense risk charges and other asset-based charges that may apply to variable funding options from the Guaranteed Account. These charges are only applicable to the variable funding options.

We may deduct a charge for premium taxes of up to 4% from amounts in the Guaranteed Account.

During the accumulation phase, transfer fees of up to $10 per transfer may be deducted from amounts held in or transferred from the Guaranteed Account.

Refer to the contract prospectus for details on contract deductions.

OTHER TOPICS
--------------------------------------------------------------------------------
THE COMPANY

We are a stock life insurance company organized under the insurance laws of the State of Connecticut in 1990 and redomesticated under the insurance laws of the State of Florida on January 5, 2000. We are an indirect wholly-owned subsidiary of ING Groep N.V., a global financial institution active in the fields of insurance, banking and asset management. Prior to May 1, 2002, the Company was known as Aetna Insurance Company of America.

Our principal executive offices are located at:

                             5100 West Lemon Street
                                    Suite 213
                              Tampa, Florida 33609

INCOME PHASE

The Guaranteed Account may not be used as a funding option during the income phase. Amounts invested in guaranteed terms must be transferred to one or more of the options available to fund income payments before income payments can begin.

An aggregate MVA, as previously described, may be applied to amounts transferred to fund income payments before the end of a guaranteed term. Amounts used to fund lifetime income payments will receive either a positive aggregate MVA or none at all; however, amounts transferred to fund a nonlifetime income payment option may receive either a positive or negative aggregate MVA.

Refer to the contract prospectus for a discussion of the income phase.


IICA Guaranteed Account - 131767

INVESTMENTS

Amounts applied to the Guaranteed Account will be deposited to a nonunitized separate account established under Florida law. (Prior to January 5, 2000, these amounts were held in an a nonunitized separate account established under Connecticut law.) A nonunitized separate account is a separate account in which the contract holder does not participate in the performance of the assets through unit values or any other interest. Contract holders allocating funds to the nonunitized separate account do not receive a unit value of ownership of assets accounted for in this separate account. The risk of investment gain or loss is borne entirely by the Company. All Company obligations due to allocations to the nonunitized separate account are contractual guarantees of the Company and are accounted for in the separate account. All of the general assets of the Company are available to meet our contractual guarantees. To the extent provided for in the applicable contract, the assets of the nonunitized separate account are not chargeable with liabilities resulting from any other business of the Company. Income, gains and losses of the separate account are credited to or charged against the separate account without regard to other income, gains or losses of the Company.

TYPES OF INVESTMENTS. We intend to invest primarily in investment-grade fixed income securities including:

>    Securities issued by the United States Government;

> Issues of United States Government agencies or instrumentalities (these issues may or may not be guaranteed by the United States Government);

> Debt securities which have an investment grade, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Baa), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally-recognized rating service;

> Other debt instruments, including those issued or guaranteed by banks or bank holding companies, and of corporations, which although not rated by Moody's, Standard & Poor's or other nationally recognized rating services, are deemed by the Company's management to have an investment-quality comparable to securities which may be purchased as stated above; and

> Commercial paper, cash or cash equivalents and other short-term investments having a maturity of less than one year which are considered by the Company's management to have investment quality comparable to securities which may be purchased as stated above.

We may invest in futures and options. We purchase financial futures, related options and options on securities solely for non-speculative hedging purposes. Should securities prices be expected to decline, we may sell a futures contract or purchase a put option on futures or securities to protect the value of securities held in or to be sold for the nonunitized separate account. Similarly, if securities prices are expected to rise, we may purchase a futures contract or a call option against anticipated positive cash flow or may purchase options on securities.

WE ARE NOT OBLIGATED TO INVEST THE ASSETS ATTRIBUTABLE TO THE CONTRACT ACCORDING TO ANY PARTICULAR STRATEGY, EXCEPT AS REQUIRED BY FLORIDA AND OTHER STATE INSURANCE LAWS. THE GUARANTEED INTEREST RATES ESTABLISHED BY THE COMPANY MAY NOT NECESSARILY RELATE TO THE PERFORMANCE OF THE NONUNITIZED SEPARATE ACCOUNT.

DISTRIBUTION OF CONTRACTS

The Company's affiliate, ING Financial Advisers, LLC (ING Financial) (prior to May 1, 2002, known as Aetna Investment Services, LLC), serves as principal underwriter for the contracts. ING Financial, a Delaware limited liability company, is registered as a broker-dealer with the SEC. ING Financial is also a member of the National Association of Securities Dealers, Inc. and the Securities Investor Protection Corporation. ING Financial's principal office is located at 151 Farmington Avenue, Hartford, Connecticut 06156.

IICA Guaranteed Account - 131767

Certain broker-dealers may be offered special guaranteed rates in connection with the Guaranteed Account offered through the contracts, and ING Financial may negotiate different commissions for these broker-dealers. For additional information, see the contract prospectus.

TAXATION

You should seek advice from your tax adviser as to the application of federal (and where applicable, state and local) tax laws to amounts paid to or distributed under the contract. Refer to the contract prospectus for a discussion of tax considerations.

TAXATION OF THE COMPANY. We are taxed as a life insurance company under Part I of Subchapter L of the Internal Revenue Code. We do not intend to make any provision or impose a charge under the contracts with respect to any tax liability of the Company other than state premium taxes.

TAXATION OF PAYMENTS AND DISTRIBUTIONS. For information concerning the tax treatment of payments to and distributions from the contract, please refer to the contract prospectus.

EXPERTS

The consolidated financial statements and schedules of the Company, as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003,have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, and are incorporated herein by reference in this prospectus and in the Registration Statement of which this prospectus is a part. These consolidated financial statements and schedules of the Company appearing in the Company's annual report on Form 10-K for the year ended December 31, 2003 have been audited by Ernst & Young. Such financial statements and schedules are included and incorporated herein by reference in reliance upon such reports given authority of such firm as experts in accounting and auditing.


LEGAL MATTERS

We are not aware of any pending legal proceedings which involve Variable Account I as a party. We are, or may be in the future, a defendant in various legal proceedings in connection with the normal conduct of our insurance operations. Some of these cases may seek class action status and may include a demand for punitive damages as well as for compensatory damages. In the opinion of management, the ultimate resolution of any existing legal proceeding is not likely to have a material adverse effect on our ability to meet our obligations under the contract.


IICA Guaranteed Account - 131767

ING Financial Advisers, LLC, the principal underwriter and distributor of the contract, (the "distributor"), is a party to threatened or pending lawsuits/arbitration that generally arise from the normal conduct of business. Suits against the distributor sometimes include claims for substantial compensatory, consequential or punitive damages and other types of relief. In a number of pending cases, claims have been made that a former registered representative of the distributor converted client funds to the representative's personal use. ING Financial Advisers, LLC is not involved in any legal proceeding which, in the opinion of management, is likely to have material adverse effect on its ability to distribute the contract.

FURTHER INFORMATION

This prospectus does not contain all of the information contained in the registration statement of which this prospectus is a part. Portions of the registration statement have been omitted from this prospectus as allowed by the Securities and Exchange Commission (SEC). You may obtain the omitted information from the offices of the SEC, as described below.

We are required by the Securities Exchange Act of 1934 to file periodic reports and other information with the SEC. You may inspect or copy information concerning the Company at the Public Reference Room of the SEC at:

                       Securities and Exchange Commission
                               450 Fifth Street NW
                              Washington, DC 20549

You may also obtain copies of these materials at prescribed rates from the Public Reference Room of the above office. You may obtain information on the operation of the Public Reference Room by calling the SEC at either 1-800-SEC-0330 or 1-202-942-8090. You may also find more information about the Company by visiting the Company's homepage on the internet at www.ingretirementplans.com.

A copy of the Company's annual report on Form 10-K for the year ended December 31, 2003 accompanies this prospectus. We refer to Form 10-K for a description of the Company and its business, including financial statements. We intend to send contract holders annual account statements and other such legally-required reports. We do not anticipate such reports will include periodic financial statements or information concerning the Company.

You can find this prospectus and other information the Company files electronically with the SEC on the SEC's web site at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have incorporated by reference the Company's latest Annual Report on Form 10-K, as filed with the SEC and in accordance with the Securities and Exchange Act of 1934. The Annual Report must accompany this prospectus. Form 10-K contains additional information about the Company including financial statements for the latest fiscal year. We were not required to file any other reports pursuant to Sections 13(a) or 15(d) of the Securities and Exchange Act since the end of the fiscal year covered by that Form 10-K.

The registration statement for this prospectus incorporates some documents by reference. We will provide a free copy of any such documents upon the written or oral request of anyone who has received this prospectus. We will not include exhibits to those documents unless they are specifically incorporated by reference into the document. Direct requests to:

                                       ING
                             Customer Service Center
                                  P.O. Box 9271
                           Des Moines, Iowa 50306-9271
                                 1-800-531-4547

INQUIRIES

You may contact us directly by writing or calling us at the address or phone number shown above.


IICA Guaranteed Account - 131767

                                   APPENDIX I
                EXAMPLES OF MARKET VALUE ADJUSTMENT CALCULATIONS
--------------------------------------------------------------------------------

The following are examples of market value adjustment (MVA) calculations using several hypothetical deposit period yields and current yields. These examples do not include the effect of any early withdrawal charge or other fees or deductions that may be assessed under the contract upon withdrawal.

EXAMPLE I

Assumptions:                               Assumptions:

i, the deposit period yield, is 4%         i, the deposit period yield, is 5%

j, the current yield, is 6%                j, the current yield, is 6%

x, the number of days remaining            x, the number of days remaining
(computed from) Wednesday of the           (computed from Wednesday in the
week of withdrawal) in the guaranteed      the week of withdrawal) in the
term, is 927.                              guaranteed term, is 927

MVA = { (1+i)/(1+j) } ^ (x/365)            MVA = { (1+i)/(1+j) } ^ (x/365)

    = { (1.04)/(1.06) } ^ (927/365)            = { (1.05)/(1.06) } ^ (927/365)

                           =.9528                                       =.9762

In this example, the deposit period         In this example, the deposit period
yield of 4% is less than the current        yield of 5% is less than the current
yield of 6%; therefore, the MVA is          yield of 4%; therefore, the MV
less than one. The amount withdrawn         is less than one. The amount
from the guaranteed term is                 withdrawn from the guaranteed term
multiplied by this MVA.                     is multiplied by this MVA.

If a withdrawal or transfer of a            If a withdrawal or transfer of a
specific dollar amount is                   specific dollar amount is
requested, the amount withdrawn             requested, the amount withdrawn
from a guaranteed term will be              from a guaranteed term will be
increased to compensate for the             increased to compensate for the
negative MVA amount. For example, a         negative MVA amount. For example, a
withdrawal request to receive a             withdrawal request to receive a
check for $2,000 would result in a          check for $2,000 would result in a
$2,099.08 withdrawal from the               $2,048.76 withdrawal from the
guaranteed term.                            guaranteed term.


IICA Guaranteed Account - 131767

EXAMPLE II

Assumptions:                                 Assumptions:

i, the deposit period yield, is 6%           i, the deposit period yield, is 5%

j, the current yield, is 4%                  j, the current yield, is 4%

x, the number of days remaining              x, the number of days remaining
(computed from Wednesday of the              (computed from Wednesday of the
week of withdrawal) in the                   week of withdrawal) in the
guaranteed term, is 927.                     guaranteed term, is 927.

MVA = { (1+i)/(1+j) }^(x/365)                MVA = { (1+i)/(1+j) }^(x/365)

    = { (1.06)/(1.04) }^(927/365)                = { (1.05)/(1.04) }^(927/365)

                        =1.0496                                      =1.0246

In this example, the deposit period          In this example, the deposit period
yield of 6% is greater than the              yield of 5% is greater than the
current yield of 4%; therefore, the          current yield of 4%; therefore, the
MVA is greater than one. The amount          MVA is greater than one. The amount
withdrawn from the guaranteed term           withdrawn from the guaranteed term
is multiplied by this MVA.                   is multiplied by this MVA.

If a withdrawal or transfer of a             If a withdrawal or transfer of a
specific dollar amount is                    specific dollar amount is
requested, the amount withdrawn              requested, the amount withdrawn
from a guaranteed term will be               from a guaranteed term will be
decreased to compensate for the              decreased to compensate for the
positive MVA amount. For example, a          positive MVA amount. For example, a
withdrawal request to receive a              withdrawal request to receive a
check for $2,000 would result in a           check for $2,000 would result in a
$1,905.49 withdrawal from the                $1,951.98 withdrawal from the
guaranteed term.                             guaranteed term.



IICA Guaranteed Account - 131767

                                   APPENDIX II

                   EXAMPLES OF MARKET VALUE ADJUSTMENT YIELDS
--------------------------------------------------------------------------------
The following hypothetical examples show the MVA based upon a given current yield at various times remaining in the guaranteed term. Table A illustrates the application of the MVA based upon a deposit period yield of 6%; Table B illustrates the application of the MVA based upon a deposit period yield of 5%. The MVA will have either a positive or negative influence on the amount withdrawn from or remaining in a guaranteed term. Also, the amount of the MVA generally decreases as the end of the guaranteed term approaches.

TABLE A: DEPOSIT PERIOD YIELD OF 6%

           CHANGE IN
            DEPOSIT
 CURRENT     PERIOD                       TIME REMAINING TO
  YIELD      YIELD                   MATURITY OF GUARANTEED TERM
---------  ---------  ----------------------------------------------------------
                      8 YEARS  6 YEARS   4 YEARS   2 YEARS   1 YEAR  3 MONTHS
                      -------  -------   -------   -------   ------  --------
     9%      3%       -20.0%   -15.4%    -10.6%     -5.4%     -2.8%    -0.7%
     8%      2%        13.9%   -10.6%     -7.2%     -3.7%     -1.9%    -0.5%
     7%      1%        -7.2%    -5.5%     -3.7%     -1.9%     -0.9%    -0.2%
     6%      0%         0.0%     0.0%      0.0%      0.0%      0.0%     0.0%
     4%     -2%        16.5%    12.1%      7.9%      3.9%      1.9%     0.5%
     3%     -3%        25.8%    18.8%     12.2%      5.9%      2.9%     0.7%
     2%     -4%        36.0%    26.0%     16.6%      8.0%      3.9%     1.0%
     1%     -5%        47.2%    33.6%     21.3%     10.1%      5.0%     1.2%



TABLE B: DEPOSIT PERIOD YIELD OF 5%

           CHANGE IN
            DEPOSIT
 CURRENT     PERIOD                       TIME REMAINING TO
  YIELD      YIELD                   MATURITY OF GUARANTEED TERM
---------  ---------  ----------------------------------------------------------
                      8 YEARS  6 YEARS   4 YEARS   2 YEARS   1 YEAR  3 MONTHS
                      -------  -------   -------   -------   ------  --------
     9%      3%       -25.9%   -20.1%    -13.9%     -7.2%     -3.7%    -0.9%
     8%      2%       -20.2    -15.6     -10.7      -5.5      -2.8     -0.7
     7%      1%       -14.0    -10.7      -7.3      -3.7      -1.9     -0.5
     6%      0%        -7.3     -5.5      -3.7      -1.9      -0.9     -0.2
     4%     -2%         8.0      5.9       3.9       1.9       1.0      0.2
     3%     -3%        16.6     12.2       8.0       3.9       1.9      0.5
     2%     -4%        26.1     19.0      12.3       6.0       2.9      0.7
     1%     -5%        36.4     26.2      16.8       8.1       4.0      1.0



IICA Guaranteed Account - 131767

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 10-K

              Annual Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

For the fiscal year ended December 31, 2003      Commission file number: 333-49581, 033-63657
                          -----------------                              --------------------

                        ING INSURANCE COMPANY OF AMERICA
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

              Florida                                06-1286272
--------------------------------------------------------------------------------
  (State or other jurisdiction of                   (IRS employer
   incorporation or organization                 identification no.)

Corporate Center One, 2202 North Westshore Boulevard #350, Tampa, Florida         33607
---------------------------------------------------------------------------------------------
                    (Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code (813) 281-3773
                                                   --------------

--------------------------------------------------------------------------------
Former name, former address and former fiscal year, if changed since last report


Securities registered pursuant to Section 12(b) of Act: None
Securities registered pursuant to Section 12(g) of Act: None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                 Yes /X/   No / /

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this form 10-K or any amendment to this Form 10-K.

                                 Yes /X/   No / /

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act).

                                 Yes / /   No /X/

APPLICABLE ONLY TO CORPORATE ISSUERS:
Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date: 25,500 shares of Common Stock as of March 25, 2004, all of which were directly owned by ING Life Insurance and Annuity Company.

NOTE: WHEREAS ING INSURANCE COMPANY OF AMERICA MEETS THE CONDITIONS SET FORTH IN GENERAL INSTRUCTION I(1)(a) AND (b) OF FORM 10-K, THIS FORM IS BEING FILED WITH THE REDUCED DISCLOSURE FORMAT PURSUANT TO GENERAL INSTRUCTION I(2).

                        ING INSURANCE COMPANY OF AMERICA
      (A wholly-owned subsidiary of ING Life Insurance and Annuity Company)
                           Annual Report on Form 10-K
                      For the Year Ended December 31, 2003

                                TABLE OF CONTENTS

FORM 10-K
ITEM NO.                                                                                           PAGE
---------                                                                                          ----
                                                  PART I

Item 1.     Business**                                                                                3
Item 2.     Properties**                                                                              6
Item 3.     Legal Proceedings                                                                         6
Item 4.     Submission of Matters to a Vote of Security Holders*                                      6

                                                  PART II

Item 5.     Market for Registrant's Common Equity and Related Stockholder Matters                     7
Item 6.     Selected Financial Data*                                                                  7
Item 7.     Management's Narrative Analysis of the Results of Operations and
               Financial Condition**                                                                  7
Item 7A.    Quantitative and Qualitative Disclosures About Market Risk                               15
Item 8.     Financial Statements and Supplementary Data                                              16
Item 9.     Changes in and Disagreements with Accountants on Accounting and Financial Disclosure     40
Item 9A.    Controls and Procedures                                                                  40

                                                  PART III

Item 10.    Directors and Executive Officers of the Registrant*                                      40
Item 11.    Executive Compensation*                                                                  40
Item 12.    Security Ownership of Certain Beneficial Owners and Management*                          40
Item 13.    Certain Relationships and Related Transactions*                                          40
Item 14.    Principal Accountant Fees and Services*                                                  40

                                                  PART IV

Item 15.    Exhibits, Financial Statement Schedules, and Reports on Form 8-K                         41

            Index on Financial Statement Schedules                                                   44
            Signatures                                                                               47

 * Item omitted pursuant to General Instruction I(2) of Form 10-K, except as to Part III, Item 10 with respect to compliance with Sections 406 and 407 of the Sarbanes-Oxley Act of 2002
** Item prepared in accordance with General Instruction I(2) of Form 10-K

                                     PART I

ITEM 1.    BUSINESS

ORGANIZATION OF BUSINESS

ING Insurance Company of America ("IICA," or the "Company"), is a stock life insurance company organized in 1990 under the insurance laws of Connecticut. Effective January 5, 2000, the Company's state of domicile changed from Connecticut to Florida. The Company is a wholly-owned subsidiary of ING Life Insurance and Annuity Company ("ILIAC"). ILIAC was a wholly-owned subsidiary of ING Retirement Holdings, Inc. ("HOLDCO"), which was a wholly-owned subsidiary of ING Retirement Services, Inc. ("IRSI") until March 30, 2003. IRSI was a wholly-owned subsidiary of Lion Connecticut Holdings Inc. ("Lion") until March 30, 2003, which in turn was ultimately owned by ING Groep N.V. ("ING"), a financial services company based in The Netherlands. On March 30, 2003, a series of mergers occurred in the following order: IRSI merged into Lion, HOLDCO merged into Lion. As a result, ILIAC is now a direct wholly-owned subsidiary of Lion.

On December 13, 2000, ING America Insurance Holdings, Inc., an indirect wholly-owned subsidiary of ING, acquired Aetna Inc., comprised of the Aetna Financial Services business, of which the Company is a part, and Aetna International businesses, for approximately $7,700.0 million. The purchase price was comprised of approximately $5,000.0 million in cash and the assumption of $2,700.0 million of outstanding debt and other net liabilities. In connection with the acquisition, Aetna Inc. was renamed Lion.

PRODUCTS AND SERVICES

Management has determined that under Statement of Financial Accounting Standards No. 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, the Company has one operating segment, ING U.S. Financial Services ("USFS").

The Company principally offers annuity contracts to individuals on a qualified and non-qualified basis and to employer-sponsored retirement plans qualified under Internal Revenue Code Sections 401, 403 and 408. These contracts may be deferred or immediate ("payout annuities").

INVESTMENT OPTIONS

The Company's products provide customers with variable and/or fixed investment options. Variable options generally provide for full assumption by the customer of investment risks. Assets supporting variable options are held in separate accounts that invest in mutual funds advised and/or distributed by the Company or its affiliates or advised and/or distributed by non-affiliates. Variable separate account investment income and realized capital gains and losses are not reflected in the Company's statements of income.

Fixed options are either "fully guaranteed" or "experience-rated". Fully guaranteed fixed options provide guarantees on investment return, maturity values, and if applicable, benefit payments. Other fixed options are "experience rated" and require the customer to assume investment (including realized capital gains and losses on the sale of invested assets) and other risks subject to, among other things, principal and interest guarantees. The Company will not be issuing these other fixed options in 2002 and beyond.

FEES AND MARGINS

Insurance charges or other fees earned by the Company vary by product and depend, among other factors, on the funding option selected by the customer under the product. For annuity products where assets are allocated to variable funding options, the Company may charge the separate account asset-based insurance and expense fees. In addition, when a customer selects an affiliated mutual fund as a variable funding option, the Company may receive compensation from the fund's adviser, administrator or other affiliated entity for the performance of certain shareholder services. The Company may also receive administrative service, distribution (12b-1), and/or service plan fees, in addition to compensation from the fund's adviser, administrator or other affiliated entity for the performance of certain shareholder services. For fixed funding options, the Company earns a margin, which is based on the difference between income earned on the investments supporting the liability and interest credited to customers. The Company may also receive other fees or charges depending on the nature of the products.

ASSETS UNDER MANAGEMENT AND ADMINISTRATION

A substantial portion of fees or other charges and margins is based on assets under management. Assets under management are principally affected by net deposits (i.e. deposits, including new contracts, less surrenders), investment performance (e.g. interest credited to customer accounts for fixed options or market performance for variable options) and customer retention. Assets under management, excluding net unrealized capital gains and losses related to market value adjustments required under Statement of Financial Accounting Standards ("FAS") No. 115, were $723.3 million, $689.1 million and $897.4 million at December 31, 2003, 2002 and 2001, respectively. Assets under management are available for policyholder withdrawal and are subject to fair value adjustments and/or deferred surrender charges.

To encourage customer retention and recover acquisition expenses, contracts typically impose a surrender charge on policyholder balances withdrawn within a period of time after the contract's inception. The period of time and level of the charge vary by product. More favorable credited rates may also be offered after policies have been in force for a period of time. Existing tax penalties on annuity distributions prior to age 59-1/2 provide further disincentive to customers for premature surrenders of account balances, but generally do not impede transfers of those balances to products of competitors.

PRINCIPAL MARKETS AND METHOD OF DISTRIBUTION

The Company's products are offered primarily to individuals and employer-sponsored groups in the education market. The Company's products generally are sold through a managed network of broker/dealers and dedicated career agents.

COMPETITION

Competition arises from an array of financial services companies including other insurance companies, banks, mutual funds and other investment managers. Principal competitive factors are reputation for investment performance, product features, service, cost and the perceived financial strength of the investment manager or sponsor.

Competition may affect, among other matters, both business growth and the pricing of the Company's products and services.

RESERVES

Reserves for investment contracts (deferred annuities and immediate annuities without life contingent payouts) are equal to cumulative deposits plus credited interest less withdrawals and charges thereon. For the investment contracts which are experience-rated, the reserves also reflect net realized capital gains/losses on the sale of invested assets, (which the Company reflects through credited rates on an amortized basis) and net unrealized capital gains/losses related to FAS No. 115.

Reserves, as described above, are computed amounts that, with additions from deposits to be received and with interest on such reserves compounded annually at assumed rates, are expected to be sufficient to meet the Company's policy obligations at their maturities or to pay expected death or retirement benefits or other withdrawal requests.

OTHER MATTERS

REGULATION

The Company's operations are subject to comprehensive regulation throughout the United States. The laws of the various jurisdictions establish supervisory agencies, including the state insurance departments, with broad authority to grant licenses to transact business and regulate many aspects of the products and services offered by the Company, as well as solvency and reserve adequacy. Many agencies also regulate investment activities on the basis of quality, diversification, and other quantitative criteria. The Company's operations and accounts are subject to examination at regular intervals by certain of these regulators.

Operations conducted by the Company are subject to regulation by various insurance agencies where the Company conducts business, in particular the Florida Department of Insurance. Among other matters, these agencies may regulate premium rates, trade practices, agent licensing, policy forms, and underwriting and claims practices.

The Securities and Exchange Commission ("SEC") and, to a lesser extent, the states regulate the sales and investment management activities and operations of the Company. Regulations of the SEC, Department of Labor and Internal Revenue Service also impact certain of the Company's annuity and other investment and retirement products. These products involve Separate Accounts and mutual funds registered under the Investment Company Act of 1940.

MISCELLANEOUS

The Company utilizes the employees of its affiliates and receives an expense allocation, at cost, based on the utilization of these employees.

The Company uses ING's computer facilities. The Company's management believes that ING's computer facilities, systems and related procedures are adequate to meet its business needs. ING's data processing systems and backup and security policies, practices and procedures are regularly evaluated by ING's management and internal auditors and are modified as considered necessary.

The Company is not dependent upon any single customer and no single customer accounted for 10% or more of revenue in 2003. In addition, the loss of business from any one, or a few, independent brokers or agents would not have a material adverse effect on the earnings of the Company.

ITEM 2.    PROPERTIES

The Company's principal executive office is located at Corporate Center One, 2202 North Westshore Boulevard #350, Tampa, Florida 33607 and its principal office for operations is located at 151 Farmington Avenue, Hartford, Connecticut 06156. The Company occupies office space that is leased by ILIAC or other affiliates. Expenses associated with these offices are allocated on a direct and indirect basis to the Company.

ITEM 3.    LEGAL PROCEEDINGS

The Company is a party to threatened or pending lawsuits arising from the normal conduct of business. Due to the climate in insurance and business litigation, suits against the Company sometimes include claims for substantial compensatory, consequential or punitive damages and other types of relief. Moreover, certain claims are asserted as class actions, purporting to represent a group of similarly situated individuals. While it is not possible to forecast the outcome of such lawsuits, in light of existing insurance, reinsurance and established reserves, it is the opinion of management that the disposition of such lawsuits will not have a materially adverse effect on the Company's operations or financial position.

ITEM 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Omitted pursuant to General Instruction I(2)(c) of Form 10-K.

                                     PART II

ITEM 5.    MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

All of the Company's outstanding shares are owned by ILIAC, which is a wholly-owned subsidiary of Lion, which is ultimately owned by ING.

ITEM 6.    SELECTED FINANCIAL DATA

Omitted pursuant to General Instruction I(2)(a) of Form 10-K.

ITEM 7. MANAGEMENT'S NARRATIVE ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION

OVERVIEW

The following narrative analysis of the results of operations and financial condition presents a review of the Company for the twelve month periods ended December 31, 2003 versus 2002.

CHANGE IN ACCOUNTING PRINCIPLE

During 2002, the Company adopted Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS ("FAS No. 142"). The adoption of this standard resulted in an impairment loss of $101.8 million. The Company, in accordance with FAS No. 142, recorded the impairment loss retroactive to the first quarter of 2002; prior quarters of 2002 were restated accordingly. This impairment loss represented the entire carrying amount of goodwill, net of accumulated amortization. This impairment charge was shown as a change in accounting principle on the December 31, 2002 Income Statement.

RESULTS OF OPERATIONS

Fee income for the year ended December 31, 2003 decreased by $1.8 million compared to the year ended December 31, 2002. A substantial portion of fee income is calculated based on variable assets under management. The decrease in fee income was primarily due to a decrease in the Company's average variable assets under management. The Company's variable assets under management declined due to normal net cash outflows, partially offset by improved equity market returns.

Net investment income decreased $0.1 million for the year ended December 31, 2003, respectively, compared to the same periods in 2002. Net investment income decreased due to the lower interest rate environment.

Net realized capital gains for the year ended December 31, 2003 increased by $4.7 million compared to the year ended 2002. Net realized gains resulted from sales of fixed maturities having a fair value greater than book value primarily due to declining interest rates.

Interest credited and other benefits to policyholders decreased $3.7 million in contrast to the comparative period in 2002. The decrease was primarily a result of a decline in assets under management with fixed options coupled with a decrease in credited interest rates resulting from a management decision to lower credited rates as a result of the lower interest rate environment in 2003 compared to 2002.

Underwriting, acquisition, and insurance expenses for the year ended December 31, 2003 decreased by $0.1 million compared to the same period in 2002. The lower expenses are primarily due to decreases in general expenses and commissions substantially offset by a decrease in policy acquisition costs deferred. The reduction in general expenses was a result of lower allocation of expenses from the Company's parent. Commissions decreased during the periods as a result of decreases in new and renewal business generated during the year ended December 31, 2003 as compared to the same period in 2002. Policy acquisition costs deferred decreased primarily due to lower commissions and other acquisition costs during the respective periods.

Amortization of deferred policy acquisition costs and value of business acquired for the year ended December 31, 2003, decreased by $7.0 million compared to the same period in 2002. Decreased amortization during the year was primarily due to improved market and fund performance. Amortization of long-duration products is recorded in proportion to actual and estimated future gross profits. Estimated gross profits are computed based on assumptions related to the underlying contracts, including but not limited to interest margins, surrenders, withdrawals, expenses, and asset growth. The decrease in the amortization of deferred policy acquisition costs and value of insurance acquired reflects the impact of these variables on the overall book of business.

The cumulative effect of change in accounting principle for the year ended December 31, 2002, was a loss of $101.8 million, related to the adoption of FAS No. 142, which addresses the value of goodwill and other intangible assets.

Net income, excluding cumulative effect of change in accounting principle, increased by $9.6 million for the year ended December 31, 2003, as compared to the year ended December 31, 2002. Higher earnings are primarily the result of an increase in net realized capital gains and a decrease in amortization of deferred policy acquisition costs and value of business acquired partially offset by a decrease in fee income.

The Company's annuity deposits and assets under management were as follows:

(MILLIONS)                                              2003      2002      2001
--------------------------------------------------------------------------------
Deposits
  Annuities--fixed options                           $   4.6   $   6.6   $   7.1
  Annuities--variable options                           17.9      21.4      29.6
--------------------------------------------------------------------------------
Total deposits                                       $  22.5   $  28.0   $  36.7
================================================================================
Assets under management
  Annuities--fixed options (1)                       $ 138.9   $ 150.7   $ 156.1
  Annuities--variable options (2)                      584.4     538.4     741.3
--------------------------------------------------------------------------------
Total--assets under management                       $ 723.3   $ 689.1   $ 897.4
================================================================================

(1) Excludes net unrealized capital gains of $5.2 million, $8.0 million and $4.2 million at December 31, 2003, 2002 and 2001, respectively.
(2) Includes $440.5 million, $399.0 million and $564.9 million at December 31, 2003, 2002 and 2001, respectively, of assets invested through the Company's products in unaffiliated mutual funds.

FINANCIAL CONDITION

INVESTMENTS

FIXED MATURITIES

At December 31, 2003 and 2002, respectively, the Company's carrying value of available for sale fixed maturities including fixed maturities pledged to creditors (hereinafter referred to as "total fixed maturities") represented 100% of the total general account invested assets. For the same periods, $92.3 million, or 69% of total fixed maturities, and $118.2 million, or 91% of total fixed maturities, respectively, supported experience-rated products. Total fixed maturities reflected net unrealized capital gains of $5.2 million and $8.0 million at December 31, 2003 and 2002, respectively.

It is management's objective that the portfolio of fixed maturities be of high quality and be well diversified by market sector. The fixed maturities in the Company's portfolio are generally rated by external rating agencies and, if not externally rated, are rated by the Company on a basis believed to be similar to that used by the rating agencies. The average quality rating of the Company's fixed maturities portfolio was AA- at December 31, 2003 and 2002.

Fixed maturities rated BBB and below may have speculative characteristics, and changes in economic conditions or other circumstances are more likely to lead to a weakened capacity of the issuer to make principal and interest payments than is the case with higher rated fixed maturities.

The percentage of total fixed maturities by quality rating category is as follows:

                                                             DECEMBER 31, 2003   DECEMBER 31, 2002
--------------------------------------------------------------------------------------------------
AAA                                                                47.7%               53.9%
AA                                                                  1.2                 4.5
A                                                                  27.7                21.8
BBB                                                                22.6                17.4
BB                                                                  0.1                 0.3
B and below                                                         0.7                 2.1
--------------------------------------------------------------------------------------------------
   Total                                                          100.0%              100.0%
==================================================================================================

The percentage of total fixed maturities by market sector is as follows:

                                                             DECEMBER 31, 2003   DECEMBER 31, 2002
--------------------------------------------------------------------------------------------------
U.S. Corporate                                                     56.9%               41.9%
Residential Mortgaged-backed                                       19.7                18.0
U.S. Treasuries/Agencies                                            6.0                22.4
Commercial/Multifamily Mortgage-backed                              4.0                 5.2
Asset-backed                                                        6.2                 5.5
Foreign                                                             7.2                 7.0
--------------------------------------------------------------------------------------------------
   Total                                                          100.0%              100.0%
==================================================================================================

The Company analyzes the general account investments to determine whether there has been an other than temporary decline in fair value below the amortized cost basis in accordance with FAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. Management considers the length of the time and the extent to which the fair value has been less than amortized cost; the financial condition and near-term prospects of the issuer; future economic conditions and market forecasts; and the Company's intent and ability to retain the investment in the issuer for a period of time sufficient to allow for recovery in fair value. If it is probable that all amounts due according to the contractual terms of a debt security will not be collected, an other than temporary impairment is considered to have occurred.

When a decline in fair value is determined to be other than temporary, the individual security is written down to fair value and the loss accounted for as a realized loss.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is the ability of the Company to generate sufficient cash flows to meet the cash requirements of operating, investing, and financing activities. The Company's principal sources of liquidity are deposits on annuity contracts and product charges, investment income, maturing investments, and capital contributions. Primary uses of liquidity are payments of commissions and operating expenses, interest and premium credits, investment purchases as well as withdrawals and surrenders.

The Company has entered into agreements with ILIAC under which ILIAC has agreed to cause the Company to have sufficient capital to meet certain capital and surplus levels. Management believes that its sources of liquidity are adequate to meet the Company's short-term cash obligations.

The National Association of Insurance Commissioners ("NAIC") risk-based capital requirements require insurance companies to calculate and report information under a risk-based capital formula. These requirements are intended to allow insurance regulators to monitor the capitalization of insurance companies based upon the type and mixture of risks inherent in a Company's operations. The formula includes components for asset risk, liability risk, interest rate exposure, and other factors. The Company has complied with the NAIC's risk-based capital reporting requirements. Amounts reported indicate that the Company has total adjusted capital above all required capital levels.

CRITICAL ACCOUNTING POLICIES

GENERAL

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates and assumptions in certain circumstances that affect amounts reported in the accompanying financial statements and related footnotes. These estimates and assumptions are evaluated on an on-going basis based on historical developments, market conditions, industry trends and other information that is reasonable under the circumstances. There can be no assurance that actual results will conform to estimates and assumptions, and that reported results of operations will not be affected in a materially adverse manner by the need to make future accounting adjustments to reflect changes in these estimates and assumptions from time to time.

The Company has identified the following estimates as critical in that they involve a higher degree of judgment and are subject to a significant degree of variability: investment impairment testing, amortization of deferred acquisition costs and value of business acquired and goodwill impairment testing. In developing these estimates management makes subjective and complex judgments that are inherently uncertain and subject to material change as facts and circumstances develop. Although variability is inherent in these estimates, management believes the amounts provided are appropriate based upon the facts available upon compilation of the financial statements.

INVESTMENT IMPAIRMENT TESTING

The Company reviews the general account investments for impairments by analyzing the amount and length of time amortized cost has exceeded fair value, and by making certain estimates and assumptions regarding the issuing companies' business prospects, future economic conditions and market forecasts. Based on the facts and circumstances of each case, management uses judgment in deciding whether any calculated impairments are temporary or other than temporary. For those impairments judged to be other than temporary, we reduce the carrying value of those investments to the current fair value and record impairment losses for the difference.

AMORTIZATION OF DEFERRED ACQUISITION COSTS AND VALUE OF BUSINESS ACQUIRED

Deferred policy acquisition costs ("DAC") and value of business acquired ("VOBA") are amortized with interest over the life of the contracts (usually 25 years) in relation to the present value of estimated gross profits from projected interest margins, asset-based fees, policy administration and surrender charges less policy maintenance fees and non-capitalized commissions.

Changes in assumptions can have a significant impact on the calculation of DAC/VOBA and its related amortization patterns. Due to the relative size of DAC/VOBA balance and the sensitivity of the calculation to minor changes in the underlying assumptions and the related volatility that could result in the reported DAC/VOBA balance, the Company performs a quarterly analysis of DAC/VOBA. At each balance sheet date, actual historical gross profits are reflected and expected future gross profits and related assumptions are evaluated for continued reasonableness. Any adjustment in estimated profit requires that the amortization rate be revised retroactively to the date of policy or contract issuance ("unlocking"), which could be significant. The cumulative difference related to prior periods is recognized as a component of current period's amortization, along with amortization associated with the actual gross profits of the period. In general, increases in estimated returns result in increased expected future profitability and may lower the rate of amortization, while increases in lapse/surrender and mortality assumptions or decreases in returns reduce the expected future profitability of the underlying business and may increase the rate of amortization.

One of the most significant assumptions involved in the estimation of future gross profits for variable universal life and variable deferred annuity products is the assumed return associated with future variable account performance. To reflect the near-term and long-term volatility in the equity markets this assumption involves a combination of near-term expectations and a long-term assumption about market performance. The overall return generated by the variable account is dependent on several factors, including the relative mix of the underlying sub-accounts among bond funds and equity funds as well as equity sector weightings.

As part of the regular analysis of DAC/VOBA, at the end of third quarter of 2002, the Company unlocked its long-term rate of return assumptions. The Company reset long-term assumptions for the separate account returns to 9.0% (gross before fund management fees and mortality and expense and other policy charges), as of December 31, 2002, reflecting a blended return of equity and other sub-accounts. The initial unlocking adjustment in 2002 was primarily driven by the sustained downturn in the equity markets and revised expectations for future returns. During 2002, the Company recorded an acceleration of DAC/VOBA amortization totaling $3.5 million before tax, or $2.3 million, net of $1.2 million of federal income tax benefit.

The Company has remained unlocked during 2003, and reset long-term assumptions for the separate account returns from 9.0% to 8.5% (gross before fund management fees and mortality and expense and other policy charges), as of December 31, 2003, maintaining a blended return of equity and other sub-accounts. The 2003 unlocking adjustment from the previous year was primarily driven by improved market performance. For the year ended December 31, 2003, the Company recorded a deceleration of DAC/VOBA amortization totaling $1.1 million before tax, or $0.7 million, net of $0.4 million of federal income tax expense.

GOODWILL IMPAIRMENT TESTING

The Company tested goodwill as of January 1, 2002 for impairment using fair value calculations based on the present value of estimated future cash flows from business currently in force and business that we estimate we will add in the future. These calculations require management to make estimates on the amount of future revenues and the appropriate discount rate. The calculated fair value of goodwill and the resulting impairment loss recorded is based on these estimates, which require a significant amount of management judgment. The adoption of FAS No. 142 resulted in the impairment of the Company's entire goodwill balance during 2002. Refer to Note 1 of the Financial Statements for a discussion of the results of the Company's goodwill testing procedures and to Management's Narrative Analysis of the Results of Operations and Financial Condition for the impact these procedures had on the Company's income.

OFF-BALANCE SHEET ARRANGEMENTS

In January 2003, the FASB issued FASB Interpretation 46, CONSOLIDATION OF VARIABLE INTEREST ENTITIES, AN INTERPRETATION OF ARB NO.51 ("FIN 46"). In December 2003, the FASB modified FIN 46 to make certain technical revisions and address certain implementation issues that had arisen. FIN 46 provides a new framework for identifying variable interest entities ("VIE") and determining when a company should include the assets, liabilities, noncontrolling interests and results of activities of a VIE in its consolidated financial statements.

In general, a VIE is a corporation, partnership, limited- liability corporation, trust, or any other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.

FIN 46 requires a VIE to be consolidated if a party with an ownership, contractual or other financial interest in the VIE (a variable interest holder) is obligated to absorb a majority of the risk of loss from the VIE's activities, is entitled to receive a majority of the VIE's residual returns (if no party absorbs a majority of the VIE's losses), or both. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE's assets, liabilities and noncontrolling interests at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest. FIN 46 also requires disclosures about VIEs that the variable interest holder is not required to consolidate, but in which it has a significant variable interest.

At December 31, 2003, the Company held the following investments that, for purposes of FIN 46, were evaluated and determined to not require consolidation in the Company's financial statements:

ASSET TYPE                                              PURPOSE         BOOK VALUE (1)   MARKET VALUE
-----------------------------------------------------------------------------------------------------
Private Corporate Securities--synthetic leases;
  project financings; credit tenant leases        Investment Holdings       $  3.0          $  3.1
Commercial Mortgage Obligations (CMO)             Investment Holdings         26.3            26.2
Asset Backed Securities (ABS)                     Investment Holdings          6.0             6.3
Commercial Mortgage Backed Securities (CMBS)      Investment Holdings          4.9             5.3

(1) Represents maximum exposure to loss except for those structures for which the Company also receives asset management fees

As of December 31, 2003, the Company had no significant contractual obligations.

LEGISLATIVE INITIATIVES

The Jobs and Growth Tax Relief Reconciliation Act of 2003, which was enacted in the second quarter, may impact the Company. The Act's provisions, which reduce the tax rates on long-term capital gains and corporate dividends, impact the relative competitiveness of the Company's products especially variable annuities.

Other legislative proposals under consideration include repealing the estate tax, changing the taxation of products, changing life insurance company taxation and making changes to nonqualified deferred compensation arrangements. Some of these proposals, if enacted, could have a material effect on life insurance, annuity and other retirement savings product sales.

The impact on the Company's tax position and products cannot be predicted.

OTHER REGULATORY MATTERS

Like many financial services companies, certain U.S. affiliates of ING Groep N.V. have received informal and formal requests for information since September 2003 from various governmental and self-regulatory agencies in connection with investigations related to mutual funds and variable insurance products. ING has cooperated fully with each request.

In addition to responding to regulatory requests, ING management initiated an internal review of trading in ING insurance, retirement, and mutual fund products. The goal of this review has been to identify whether there have been any instances of inappropriate trading in those products by third parties or by ING investment professionals and other ING personnel. This internal review is being conducted by independent special counsel and auditors. Additionally, ING reviewed its controls and procedures in a continuing effort to deter improper frequent trading in ING products. ING's internal reviews related to mutual fund trading are continuing.

The internal review has identified several arrangements allowing third parties to engage in frequent trading of mutual funds within our variable insurance and mutual fund products, and identified other circumstances where frequent trading occurred despite measures taken by ING intended to combat market timing. Most of the identified arrangements were initiated prior to ING's acquisition of the businesses in question. In each arrangement identified, ING has terminated the inappropriate trading, taken steps to discipline or terminate employees who were involved, and modified policies and procedures to deter inappropriate activity. While the review is not completed, management believes the activity identified does not represent a systemic problem in the businesses involved.

These instances included agreements (initiated in 1998) that permitted one variable life insurance customer of Reliastar Life Insurance Company ("Reliastar") to engage in frequent trading, and to submit orders until 4pm Central Time, instead of 4pm Eastern Time. Reliastar was acquired by ING in 2000. The late trading arrangement was immediately terminated when current senior management became aware of it in 2002. ING believes that no profits were realized by the customer from the late trading aspect of the arrangement.

In addition, the review has identified five arrangements that allowed frequent trading of funds within variable insurance products issued by Reliastar and by ING USA Annuity & Life Insurance Company; and in certain ING Funds. ING entities did not receive special benefits in return for any of these arrangements, which have all been terminated. The internal review also identified two investment professionals who engaged in improper frequent trading in ING Funds.

ING will reimburse any ING Fund or its shareholders affected by inappropriate trading for any profits that accrued to any person who engaged in improper frequent trading for which ING is responsible. Management believes that the total amount of such reimbursements will not be material to ING or its U.S. business.

FORWARD-LOOKING INFORMATION/RISK FACTORS

In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions readers regarding certain forward-looking statements contained in this report and in any other statements made by, or on behalf of, the Company, whether or not in future filings with the SEC. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, or other developments. Statements using verbs such as "expect," "anticipate," "believe" or words of similar import generally involve forward-looking statements. Without limiting the foregoing, forward-looking statements include statements which represent the Company's beliefs concerning future levels of sales and redemptions of the Company's products, investment spreads and yields, or the earnings and profitability of the Company's activities.

Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and many of which are subject to change. These uncertainties and contingencies could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable developments. Some may be national in scope, such as general economic conditions, changes in tax law and changes in interest rates. Some may be related to the insurance industry generally, such as pricing competition, regulatory developments and industry consolidation. Others may relate to the Company specifically, such as credit, volatility and other risks associated with the Company's investment portfolio. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the SEC. The Company disclaims any obligation to update forward-looking information.

ITEM 7A.   QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Asset/liability management is integrated into many aspects of the Company's operations, including investment decisions, product development, and determination of crediting rates. As part of the risk management process, different economic scenarios are modeled, including cash flow testing required for insurance regulatory purposes, to determine that existing assets are adequate to meet projected liability cash flows. Key variables in the modeling process include interest rates, anticipated policyholder behavior and variable separate account performance. Policyholders bear the investment risk related to variable insurance products.

The fixed account liabilities are supported by a portfolio principally composed of fixed rate investments that can generate predictable, steady rates of return. The portfolio management strategy for the fixed account considers the assets available for sale. This enables the Company to respond to changes in market interest rates, changes in prepayment risk, changes in relative values of asset sectors and individual securities and loans, changes in credit quality outlook, and other relevant factors. The objective of portfolio management is to maximize returns, taking in to account interest rate and credit risk, as well as other risks. The Company's asset/liability management discipline includes strategies to minimize exposure to loss as interest rates and economic and market conditions change.

On the basis of these analyses, management believes there is currently no material solvency risk to the Company.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                          INDEX TO FINANCIAL STATEMENTS

                                                                                PAGE
                                                                                ----
Report of Independent Auditors                                                    19

Financial Statements:

      Income Statements for the years ended December 31, 2003, 2002 and 2001      20

      Balance Sheets as of December 31, 2003 and 2002                             21

      Statements of Changes in Shareholder's Equity for the years ended
           December 31, 2003, 2002 and 2001                                       22

      Statements of Cash Flows for the years ended
           December 31, 2003, 2002 and 2001                                       23

Notes to Financial Statements                                                     24

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
ING Insurance Company of America

We have audited the accompanying balance sheets of ING Insurance Company of America as of December 31, 2003 and 2002, and the related income statements, statements of changes in shareholder's equity, and statements of cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ING Insurance Company of America as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the financial statements, the Company changed its accounting for goodwill and other intangible assets effective January 1, 2002.


                                                     /s/ Ernst & Young LLP


Atlanta, Georgia
March 22, 2004

                        ING INSURANCE COMPANY OF AMERICA
      (A wholly-owned subsidiary of ING Life Insurance and Annuity Company)

                                INCOME STATEMENTS
                                   (Millions)

                                                              YEAR ENDED DECEMBER 31,
                                                           ------------------------------
                                                            2003       2002        2001
                                                           -------   ---------   --------
Revenues:
   Fee income                                              $   6.7   $     8.5   $   14.6
   Net investment income                                       6.6         6.7        9.9
   Net realized capital gains (losses)                         2.3        (2.4)       0.9
                                                           -------   ---------   --------
           Total revenue                                      15.6        12.8       25.4
                                                           -------   ---------   --------
Benefits, losses and expenses:
   Benefits:
      Interest credited and other benefits
         to policyholders                                      0.3         4.0        7.2
   Underwriting, acquisition, and insurance expenses:
      General expenses                                         1.9         2.2        0.8
      Commissions                                              1.8         2.1        2.4
      Policy acquisition costs deferred                       (0.3)       (0.8)      (1.0)
   Amortization:
      Deferred policy acquisition costs and value
      of business acquired                                     3.6        10.6        4.8
      Goodwill                                                  --          --        2.6
                                                           -------   ---------   --------
           Total benefits, losses and expenses                 7.3        18.1       16.8
                                                           -------   ---------   --------

Income (loss) before income taxes and cumulative effect
   of change in accounting principle                           8.3        (5.3)       8.6
Income tax expense (benefit)                                   2.0        (2.0)       3.7
                                                           -------   ---------   --------
Income (loss) before cumulative effect of change
   in accounting principle                                     6.3        (3.3)       4.9
Cumulative effect of change in accounting principle             --      (101.8)        --
                                                           -------   ---------   --------

Net income (loss)                                          $   6.3   $  (105.1)  $    4.9
                                                           =======   =========   ========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                        ING INSURANCE COMPANY OF AMERICA
      (A wholly-owned subsidiary of ING Life Insurance and Annuity Company)

                                 BALANCE SHEETS
                          (Millions, except share data)

                                                                                AS OF DECEMBER 31,
                                                                                2003         2002
                                                                             ----------   ----------
ASSETS:
Investments
Fixed maturities, available for sale, at fair value
   (amortized cost of $127.9 at 2001 and $121.6 at 2002)                     $   133.1     $   129.6
Cash and cash equivalents                                                          4.8           5.2
Accrued investment income                                                          1.3           1.5
Deferred policy acquisition costs                                                  0.9           1.2
Value of business acquired                                                        31.6          34.2
Other Assets                                                                      19.7          14.5
Assets held in separate accounts                                                 660.7         622.0
                                                                             ---------     ---------
Total assets                                                                 $   852.1     $   808.2
                                                                             =========     =========
Liabilities and Shareholder's Equity
Policy liabilities and accruals:
  Other policyholders' funds                                                 $    86.6     $    91.1
Current income taxes                                                               1.7           2.1
Deferred income taxes                                                              7.9           6.3
Other liabilities                                                                  2.6           0.8
Liabilities related to separate accounts                                         660.7         622.0
                                                                             ---------     ---------
Total liabilities                                                            $   759.5     $   722.3
                                                                             =========     =========
Shareholder equity
Common Stock (35,000 shares authorized; 25,000 issued
   and outstanding $100 per share per value)                                       2.5           2.5
Additional paid-in capital                                                       181.2         181.2
Accumulated other comprehensive income                                             2.2           1.8
Retained deficit                                                                 (93.3)        (96.6)

Total shareholder's equity                                                        92.6          85.9
                                                                             ---------     ---------
Total liabilities and shareholder's equity                                   $   852.1     $   808.2
                                                                             =========     =========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                        ING INSURANCE COMPANY OF AMERICA
      (A wholly-owned subsidiary of ING Life Insurance and Annuity Company)

                  STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
                                   (Millions)

                                                           ACCUMULATED
                                             ADDITIONAL       OTHER       RETAINED        TOTAL
                                    COMMON     PAID-IN    COMPREHENSIVE   EARNINGS    SHAREHOLDER'S
                                     STOCK     CAPITAL       INCOME       (DEFICIT)      EQUITY
                                    ------   ----------   -------------   ---------   -------------
Balance at December 31, 2000        $  2.5   $    181.3   $         0.2   $     0.6   $       184.6
   Comprehensive income:
     Net income                         --           --              --         4.9             4.9
     Other comprehensive
         income net of tax:
         Unrealized gain on
           securities ($1.7
           pretax)                      --           --             1.1          --             1.1
                                                                                      -------------
   Comprehensive income                                                                         6.0
   Return of capital                    --         (0.4)             --          --            (0.4)
                                    ------   ----------   -------------   ---------   -------------
Balance at December 31, 2001           2.5        180.9             1.3         5.5           190.2
   Comprehensive income:
     Net loss                           --           --              --      (105.1)         (105.1)
     Other comprehensive
         income net of tax:
         Unrealized gain on
           securities ($0.8
           pretax)                      --           --             0.5          --             0.5
                                                                                      -------------
   Comprehensive loss                                                                        (104.6)
   SERP--transfer                       --          0.3              --          --             0.3
                                    ------   ----------   -------------   ---------   -------------
Balance at December 31, 2002           2.5        181.2             1.8       (99.6)           85.9
   Comprehensive income:
     Net income                         --           --              --         6.3             6.3
     Other comprehensive
         income net of tax:
         Unrealized gain on
           securities ($0.6
           pretax)                      --           --             0.4          --             0.4
                                                                                      -------------
   Comprehensive income                                                                         6.7
                                    ------   ----------   -------------   ---------   -------------
Balance at December 31, 2003        $  2.5   $    181.2   $         2.2   $  (93.3)   $        92.6
                                    ======   ==========   =============   =========   =============

                        ING INSURANCE COMPANY OF AMERICA
      (A wholly-owned subsidiary of ING Life Insurance and Annuity Company)

                            STATEMENTS OF CASH FLOWS
                                   (Millions)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   2003         2002        2001
                                                                                ----------   ----------   --------
Cash Flows from Operating Activities:
Net income (loss)                                                               $      6.3   $   (105.1)  $    4.9
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
   Net amortization of discount on debt securities                                     0.2           --         --
   Net realized capital (gain) losses                                                 (2.3)         2.4       (0.9)
   (Increase) decrease in accrued investment income                                    0.2          0.5       (0.4)
   (Increase) decrease in deferred policy acquisition costs                            0.3         (0.4)       3.8
   (Increase) decrease in value of business acquired                                   2.6          10.2         --
   Amortization of goodwill, net of adjustments                                         --           --        2.6
   Goodwill impairment                                                                  --        101.8         --
   Change in other assets and liabilities                                             (6.7)         7.3        1.3
   Net change in amounts due to/from parent and affiliate                               --           --       (0.3)
   Provision for deferred income taxes                                                 1.4          1.3        3.1
   Other, net                                                                           --          0.1         --
                                                                                ----------   ----------   --------
Net cash provided by operating activities                                              2.0         18.1       14.1
                                                                                ----------   ----------   --------
Cash Flows from Investing Activities:
   Proceeds from the sale of:
     Fixed maturities available for sale                                             192.0        117.2       67.6
     Short-term investments                                                             --           --        2.8
   Investment maturities and collections of:
     Fixed maturities available for sale                                              14.3         15.9       12.1
   Acquisition of investments:
     Fixed maturities available for sale                                            (210.3)      (128.1)     (71.3)
   Other, net                                                                         (0.2)         0.7         --
                                                                                ----------   ----------   --------
Net cash provided by (used for) investing activities                                  (4.2)         5.7       11.2
                                                                                ----------   ----------   --------
Cash Flows from Financing Activities:
   Deposits and interest credited for investment contracts                             7.7          8.0        6.3
   Maturities and withdrawals from insurance contracts                                (2.2)       (26.4)     (29.7)
   Return of capital                                                                    --           --       (0.4)
   Transfers from (to) separate accounts                                              (3.7)         0.4      (11.2)
                                                                                ----------   ----------   --------
Net cash provided by (used for) financing activities                                   1.8        (18.0)     (35.0)
                                                                                ----------   ----------   --------
Net increase (decrease) in cash and cash equivalents                                  (0.4)         5.8       (9.7)
Cash and cash equivalents, beginning of period                                         5.2         (0.6)       9.1
                                                                                ----------   ----------   --------
Cash and cash equivalents, end of period                                        $      4.8   $      5.2   $   (0.6)
                                                                                ==========   ==========   ========
Supplemental cash flow information:
Income taxes (received) paid, net                                               $      1.1   $     (1.3)  $    0.3
                                                                                ==========   ==========   ========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

NOTES TO FINANCIAL STATEMENTS

1.   SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION

     ING Insurance Company of America ("IICA," or the "Company"), formerly known as Aetna Insurance Company of America ("AICA"), is a provider of financial services in the United States. The Company is a wholly-owned subsidiary of ING Life Insurance and Annuity Company ("ILIAC"). ILIAC was a wholly-owned subsidiary of ING Retirement Holdings, Inc. ("HOLDCO"), which was a wholly-owned subsidiary of ING Retirement Services, Inc. ("IRSI"). IRSI was a wholly-owned subsidiary of Lion Connecticut Holdings, Inc. ("Lion") until March 30, 2003, which in turn was ultimately owned by ING Groep N.V. ("ING"), a financial services company based in The Netherlands. On March 30, 2003, a series of mergers occurred in the following order: IRSI merged into Lion, HOLDCO merged into Lion. As a result ILIAC is now a direct wholly-owned subsidiary of Lion.

     On December 13, 2000, ING America Insurance Holdings, Inc., ("ING AIH") an indirect wholly-owned subsidiary of ING, acquired Aetna Inc., comprised of the Aetna Financial Services business, of which the Company is a part, and Aetna International businesses, for approximately $7,700.0 million. The purchase price was comprised of approximately $5,000.0 million in cash and the assumption of $2,700.0 million of outstanding debt and other net liabilities. In connection with the acquisition, Aetna Inc. was renamed Lion.

     The Company has one operating segment, ING U.S. Financial Services ("USFS"), and all revenue reported by the Company comes from external customers.

     DESCRIPTION OF BUSINESS

     The Company principally offers annuity contracts to individuals on a qualified and non-qualified basis and to employer-sponsored retirement plans qualified under Internal Revenue Code Sections 401, 403 and 408. The Company's products are offered primarily to individuals and employer-sponsored groups in the education market. The Company's products are generally sold through a managed network of broker/dealers and dedicated career agents.

     RECENTLY ADOPTED ACCOUNTING STANDARDS

     ACCOUNTING FOR GOODWILL AND INTANGIBLE ASSETS

     During 2002, the Company adopted Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS ("FAS No. 142"). The adoption of this standard resulted in an impairment loss of $101.8 million. The Company, in accordance with FAS No. 142, recorded the impairment loss retroactive to the first quarter of 2002; prior quarters of 2002 were restated accordingly. This impairment loss represented the entire carrying amount of goodwill, net of accumulated amortization. This impairment charge was shown as a change in accounting principle on the December 31, 2002 Income Statement.

     Application of the nonamortization provision (net of tax) of the standard resulted in an increase in net income of $3.8 million for the twelve months ended December 31, 2002. Had the Company been accounting for goodwill under FAS No. 142 for all periods presented, the Company's net income would have been as follows:

                                                           YEAR ENDED
                                                          DECEMBER 31,
     (MILLIONS)                                               2001
     -----------------------------------------------------------------
     Reported net income                                    $  4.9
     Add back goodwill amortization, net of tax                2.6
     -----------------------------------------------------------------
     Adjusted net income                                    $  7.5
     =================================================================

     ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     In June 1998, the (FASB) issued FAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, as amended and interpreted by FAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--Deferral of the Effective Date of FASB Statement 133, FAS No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES--an Amendment of FASB No. 133, and certain FAS No. 133 implementation issues. This standard, as amended, requires companies to record all derivatives on the balance sheet as either assets or liabilities and measure those instruments at fair value. The manner in which companies are to record gains or losses resulting from changes in the fair values of those derivatives depends on the use of the derivative and whether it qualifies for hedge accounting. FAS No. 133 was effective for the Company's financial statements beginning January 1, 2001.

     Adoption of FAS No. 133 did not have a material effect on the Company's financial position or results of operations given the Company's limited derivative holdings and embedded derivative holdings.

     The Company utilizes, interest rate swaps, caps and floors, foreign exchange swaps and warrants in order to manage interest rate and price risk (collectively, market risk). These financial exposures are monitored and managed by the Company as an integral part of the overall risk management program. Derivatives are recognized on the balance sheet at their fair value. The Company chose not to designate its derivative instruments as part of hedge transactions. Therefore, changes in the fair value of the Company's derivative instruments are recorded immediately in the statements of income as part of realized capital gains and losses.

     The Company occasionally purchases a financial instrument that contains a derivative that is "embedded" in the instrument. In addition, the Company's insurance products are reviewed to determine whether they contain an embedded derivative. The Company assesses whether the economic characteristics of the embedded derivative are clearly and closely related to the economic characteristics of the remaining component of the financial instrument or insurance product (i.e., the host contract) and whether a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument. When it is determined that the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract and that a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is separated from the host contract and carried at fair value. However, in cases where the host contract is measured at fair value, with changes in fair value reported in current period earnings or the Company is unable to reliably identify and measure the embedded derivative for separation from its host contracts, the entire contract is carried on the balance sheet at fair value and is not designated as a hedging instrument.

     The Derivative Implementation Group ("DIG") responsible for issuing guidance on behalf of the FASB for implementation of FAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES recently issued Statement Implementation Issue No. B36, EMBEDDED DERIVATIVES:
     MODIFIED COINSURANCE ARRANGEMENTS AND DEBT INSTRUMENTS THAT INCORPORATE CREDIT RISK EXPOSURES THAT ARE UNRELATED OR ONLY PARTIALLY RELATED TO THE CREDIT WORTHINESS OF THE OBLIGOR UNDER THOSE INSTRUMENTS ("DIG B36"). Under this interpretation, modified coinsurance and coinsurance with funds withheld reinsurance agreements as well as other types of receivables and payables where interest is determined by reference to a pool of fixed maturity assets or total return debt index may be determined to contain embedded derivatives that are required to be bifurcated. The required date of adoption of DIG B36 for the Company was October 1, 2003. The Company completed its evaluation of DIG B36 and determined that it has no investment or insurance products that require implementation of the guidance, and therefore, the guidance did not impact Company's financial position, results of operations or cash flows.

     GUARANTEES

     In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), "GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS," to clarify account and disclosure requirements relating to a guarantor's issuance of certain types of guarantees. FIN 45 requires entities to disclose additional information about certain guarantees, or groups of similar guarantees, even if the likelihood of the guarantor's having to make any payments under the guarantee is remote. The disclosure provisions are effective for financial statements for fiscal years ended after December 15, 2002. For certain guarantees, the interpretation also requires that guarantors recognize a liability equal to the fair value of the guarantee upon its issuance. This initial recognition and measurement provision is to be applied only on a prospective basis to guarantees issued or modified after December 31, 2002. The Company has performed an assessment of its guarantees and believes that all of its guarantees are excluded from the scope of this interpretation.

     VARIABLE INTEREST ENTITIES

     In January 2003, the FASB issued FASB Interpretation 46, CONSOLIDATION OF VARIABLE INTEREST ENTITIES, AN INTERPRETATION OF ARB NO. 51 ("FIN 46"). In December 2003, the FASB modified FIN 46 to make certain technical revisions and address certain implementation issues that had arisen. FIN 46 provides a new framework for identifying variable interest entities ("VIE") and determining when a company should include the assets, liabilities, noncontrolling interests and results of activities of a VIE in its consolidated financial statements.

     In general, a VIE is a corporation, partnership, limited- liability corporation, trust, or any other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.

     FIN 46 requires a VIE to be consolidated if a party with an ownership, contractual or other financial interest in the VIE (a variable interest holder) is obligated to absorb a majority of the risk of loss from the VIE's activities, is entitled to receive a majority of the VIE's residual returns (if no party absorbs a majority of the VIE's losses), or both. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE's assets, liabilities and noncontrolling interests at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest. FIN 46 also requires disclosures about VIEs that the variable interest holder is not required to consolidate, but in which it has a significant variable interest.

     At December 31, 2003, the Company held the following investments that, for purposes of FIN 46, were evaluated and determined to not require consolidation in the Company's financial statements:

          ASSET TYPE                                        PURPOSE           BOOK VALUE (1)   MARKET VALUE
     ------------------------------------------------------------------------------------------------------
     Private Corporate Securities--synthetic leases;
     project financings; credit tenant leases           Investment Holdings     $   3.0          $   3.1
     Commercial Mortgage Obligations (CMO)              Investment Holdings        26.3             26.2
     Asset Backed Securities (ABS)                      Investment Holdings         6.0              6.3
     Commercial Mortgage Backed Securities (CMBS)       Investment Holdings         4.9              5.3

     (1) Represents maximum exposure to loss except for those structures for which the Company also receives asset management fees

     NEW ACCOUNTING PRONOUNCEMENTS

     In July 2003, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 03-1, ACCOUNTING AND REPORTING BY INSURANCE ENTERPRISES FOR CERTAIN NONTRADITIONAL LONG-DURATION CONTRACTS AND FOR SEPARATE ACCOUNTS, which the Company intends to adopt during first quarter 2004. The impact on the financial statements is not known at this time.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from reported results using those estimates.

     RECLASSIFICATIONS

     Certain reclassifications have been made to prior year financial information to conform to the current year classifications.

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand, money market instruments and other debt issues with a maturity of 90 days or less when purchased.

     INVESTMENTS

     All of the Company's fixed maturity and equity securities are currently designated as available-for-sale. Available-for-sale securities are reported at fair value and unrealized gains and losses on these securities are included directly in shareholder's equity, after adjustment for related charges in deferred policy acquisition costs, value of business acquired, and deferred income taxes.

     The Company analyzes the general account investments to determine whether there has been an other than temporary decline in fair value below the amortized cost basis in accordance with FAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. Management considers the length of the time and the extent to which the market value has been less than cost; the financial condition and near-term prospects of the issuer; future economic conditions and market forecasts; and the Company's intent and ability to retain the investment in the issuer for a period of time sufficient to allow for recovery in market value. If it is probable that all amounts due according to the contractual terms of a debt security will not be collected, an other than temporary impairment is considered to have occurred.

     When a decline in fair value is determined to be other than temporary, the individual security is written down to fair value and the loss accounted for as a realized loss.

     Included in available-for-sale securities are investments that support experience-rated products. Experience-rated products are products where the customer, not the Company, assumes investment (including realized capital gains and losses) and other risks, subject to, among other things, minimum guarantees. Realized gains and losses on the sale of, as well as unrealized capital gains and losses on, investments supporting these products are reflected in other policyholders' funds. Realized capital gains and losses on all other investments are included in the Company's results of operations. Unrealized capital gains and losses on all other investments are reflected in shareholder's equity, net of related income taxes.

     Purchases and sales of fixed maturities and equity securities (excluding private placements) are recorded on the trade date. Purchases and sales of private placements and mortgage loans are recorded on the closing date.

     Fair values for fixed maturities are obtained from independent pricing services or broker/dealer quotations. Fair values for privately placed bonds are determined using a matrix-based model. The matrix-based model considers the level of risk-free interest rates, current corporate spreads, the credit quality of the issuer and cash flow characteristics of the security. The fair values for equity securities are based on quoted market prices. For equity securities not actively traded, estimated fair values are based upon values of issues of comparable yield and quality or conversion value where applicable.

     The Company engages in securities lending whereby certain securities from its portfolio are loaned to other institutions for short periods of time. Initial collateral, primarily cash, is required at a rate of 102% of the market value of the loaned domestic securities. The collateral is deposited by the borrower with a lending agent, and retained and invested by the lending agent according to the Company's guidelines to generate additional income. The market value of the loaned securities is monitored on a daily basis with additional collateral obtained or refunded as the market value of the loaned securities fluctuates.

     In September 2000, the FASB issued FAS No. 140, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. In accordance with this new standard, general account securities on loan are reflected on the Balance Sheet as "Securities pledged to creditors." The Company had no securities pledged to creditors at December 31, 2003 and 2002.

     The investment in affiliated mutual funds represents an investment in ING Investment Management ("IIM") managed mutual funds by the Company, and is carried at fair value.

     Mortgage loans on real estate are reported at amortized cost less impairment writedowns. If the value of any mortgage loan is determined to be impaired (i.e., when it is probable the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement), the carrying value of the mortgage loan is reduced to the present value of expected cash flows from the loan, discounted at the loan's effective interest rate, or to the loan's observable market price, or the fair value of the underlying collateral. The carrying value of the impaired loans is reduced by establishing a permanent writedown charged to realized loss.

     Short-term investments, consisting primarily of money market instruments and other fixed maturities issues purchased with an original maturity of 91 days to one year, are considered available for sale and are carried at fair value, which approximates amortized cost.

     The Company's use of derivatives is limited to economic hedging purposes. The Company enters into interest rate and currency contracts, including swaps, caps, and floors to reduce and manage risks associated with changes in value, yield, price, cash flow or exchange rates of assets or liabilities held or intended to be held. Changes in the fair value of open derivative contracts are recorded in net realized capital gains and losses.

     On occasion, the Company sells call options written on underlying securities that are carried at fair value. Changes in fair value of these options are recorded in net realized capital gains or losses.

     DEFERRED POLICY ACQUISITION COSTS AND VALUE OF BUSINESS ACQUIRED

     Deferred policy acquisition costs ("DAC") is an asset, which represents certain costs of acquiring certain insurance business, which are deferred and amortized. These costs, all of which vary with and are primarily related to the production of new and renewal business, consist principally of commissions, certain underwriting and contract issuance expenses, and certain agency expenses. Value of business acquired ("VOBA") is an asset, which represents the present value of estimated net cash flows embedded in the Company's contracts, which existed at the time the Company was acquired by ING. DAC and VOBA are evaluated for recoverability at each balance sheet date and these assets would be reduced to the extent that gross profits are inadequate to recover the asset.

     The amortization methodology varies by product type based upon two accounting standards: FAS No. 60, ACCOUNTING AND REPORTING BY INSURANCE ENTERPRISES ("FAS No. 60") and FAS No. 97, ACCOUNTING AND REPORTING BY INSURANCE ENTERPRISES FOR CERTAIN LONG-DURATION CONTRACTS AND REALIZED GAINS AND LOSSES FROM THE SALE OF INVESTMENT ("FAS No. 97").

     Under FAS No. 60, acquisition costs for traditional life insurance products, which primarily include whole life and term life insurance contracts, are amortized over the premium payment period in proportion to the premium revenue recognition.

     Under FAS No. 97, acquisition costs for universal life and investment-type products, which include universal life policies and fixed and variable deferred annuities, are amortized over the life of the blocks of policies (usually 25 years) in relation to the emergence of estimated gross profits from surrender charges, investment margins, mortality and expense fees, asset-based fee income, and actual realized gains (losses) on investments. Amortization is adjusted retrospectively when estimates of current or future gross profits to be realized from a group of products are revised.

     DAC and VOBA are written off to the extent that it is determined that future policy premiums and investment income or gross profits are not adequate to cover related expenses.

     Activity for the years ended December 31, 2003, 2002 and 2001 within VOBA were as follows:

     Balance at December 31, 2000                      $   58.7
     Adjustment of allocation purchase price               (7.6)
     Additions                                              0.2
     Interest accrued at 7%                                 3.3
     Amortization                                          (8.1)
     -------------------------------------------------------------
     Balance at December 31, 2001                          46.5
     Adjustments for unrealized gain (loss)                (2.1)
     Additions                                              0.2
     Amortization                                         (10.4)
     -------------------------------------------------------------
     Balance at December 31, 2002                          34.2
     Adjustment for unrealized gain (loss)                  0.6
     Interest accrued at 7%                                 1.7
     Amortization                                          (4.9)
     -------------------------------------------------------------
     Balance at December 31, 2003                          31.6
     =============================================================

     The estimated amount of VOBA to be amortized, net of interest, over the next five years is $6.8 million, $5.4 million, $4.1 million, $3.2 million and $2.6 million for the years 2004, 2005, 2006, 2007 and 2008, respectively. Actual amortization incurred during these years may vary as assumptions are modified to incorporate actual results.

     As part of the regular analysis of DAC/VOBA, at the end of third quarter of 2002, the Company unlocked its long-term rate of return assumptions. The Company reset long-term assumptions for the separate account returns to 9.0% (gross before fund management fees and mortality and expense and other policy charges), as of December 31, 2002, reflecting a blended return of equity and other sub-accounts. The initial unlocking adjustment in 2002 was primarily driven by the sustained downturn in the equity markets and revised expectations for future returns. During 2002, the Company recorded an acceleration of DAC/VOBA amortization totaling $3.5 million before tax, or $2.3 million, net of $1.2 million of federal income tax benefit.

     The Company has remained unlocked during 2003, and reset long-term assumptions for the separate account returns from 9.0% to 8.5% (gross before fund management fees and mortality and expense and other policy charges), as of December 31, 2003, maintaining a blended return of equity and other sub-accounts. The 2003 unlocking adjustment from the previous year was primarily driven by improved market performance. For the year ended December 31, 2003, the Company recorded a deceleration of DAC/VOBA amortization totaling $1.1 million before tax, or $0.7 million, net of $0.4 million of federal income tax expense.

     POLICY LIABILITIES AND ACCRUALS

     Future policy benefits include reserves for universal life, immediate annuities with life contingent payouts and traditional life insurance contracts. Reserves for universal life products are equal to cumulative deposits less withdrawals and charges plus credited interest thereon. Reserves for traditional life insurance contracts represent the present value of future benefits to be paid to or on behalf of policyholders and related expenses less the present value of future net premiums.

     Reserves for immediate annuities with life contingent payout contracts are computed on the basis of assumed investment yield, mortality, and expenses, including a margin for adverse deviations. Such assumptions generally vary by plan, year of issue and policy duration. Reserve interest rates range from 4.9% to 8.0% for all years presented. Investment yield is based on the Company's experience. Mortality and withdrawal rate assumptions are based on relevant Company experience and are periodically reviewed against both industry standards and experience.

     Other Policyholders' funds include reserves for deferred annuity investment contracts and immediate annuities without life contingent payouts. Reserves on such contracts are equal to cumulative deposits less charges and withdrawals plus credited interest thereon (rates range from 3.0% to 8.7% for all years presented) net of adjustments for investment experience that the Company is entitled to reflect in future credited interest. These reserves also include unrealized gains/losses related to FAS No. 115 for experience-rated contracts. Reserves on contracts subject to experience rating reflect the rights of policyholders, plan participants, and the Company.

     REVENUE RECOGNITION

     For certain annuity contracts, fee income for the cost of insurance, surrender expenses, and other fees are recorded as revenue as fee income. Other amounts received for these contracts are reflected as deposits and are not recorded as revenue. Related policy benefits are recorded in relation to the associated premiums or gross profit so that profits are recognized over the expected lives of the contracts. When annuity payments with life contingencies begin under contracts that were initially investment contracts, the accumulated balance in the account is treated as a single premium for the purchase of an annuity and reflected as an offsetting amount in both premiums and current and future benefits in the Income Statement.

     SEPARATE ACCOUNT

     Separate Account assets and liabilities generally represent funds maintained to meet specific investment objectives of contractholders who bear the investment risk, subject, in some cases, to minimum guaranteed rates. Investment income and investment gains and losses generally accrue directly to such policyholders. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of the Company.

     Separate Account assets supporting variable options under annuity contracts are invested, as designated by the policyholder or participant under a contract (who bears the investment risk subject, in limited cases, to minimum guaranteed rates) in shares of mutual funds which are managed by its affiliates, or other selected mutual funds not managed by the Company.

     Separate Account assets are carried at fair value. At December 31, 2003 and 2002, unrealized gains of $3.3 million and $2.7 million, respectively, after taxes, on assets supporting a guaranteed interest option are reflected in shareholder's equity.

     Separate Account liabilities are carried at fair value, except for those relating to the guaranteed interest option. Reserves relating to the guaranteed interest option are maintained at fund value and reflect interest credited at rates ranging from 2.4% to 6.4% in 2003 and 3.0% to 7.3% in 2002.

     Separate Account assets and liabilities are shown as separate captions in the Balance Sheets. Deposits, investment income and net realized and unrealized capital gains and losses of the Separate Accounts are not reflected in the Financial Statements (with the exception of realized and unrealized capital gains and losses on the assets supporting the guaranteed interest option). The Statements of Cash Flows do not reflect investment activity of the Separate Accounts.

     INCOME TAXES

     The Company is taxed at regular corporate rates after adjusting income reported for financial statement purposes for certain items. Deferred income tax expenses/benefits result from changes during the year in cumulative temporary differences between the tax basis and book basis of assets and liabilities.

     Deferred corporate tax is stated at the face value and is calculated for temporary valuation differences between carrying amounts of assets and liabilities in the balance sheet and tax bases based on tax rates that are expected to apply in the period when the assets are realized or the liabilities are settled.

     Deferred tax assets are recognized to the extent that it is probable that taxable profits will be available against which the deductible temporary differences can be utilized. A deferred tax asset is recognized for the carryforward of unused tax losses to the extent that it is probable that future taxable profits will be available for compensation.

2.   INVESTMENTS

     Fixed maturities available for sale as of December 31 were as follows:

                                                                        GROSS       GROSS
                                                           AMORTIZED  UNREALIZED  UNREALIZED   FAIR
      2003 (MILLIONS)                                        COST       GAINS       LOSSES     VALUE
     ------------------------------------------------------------------------------------------------
      U.S. government and government agencies
        and authorities                                    $   7.6      $  0.4      $   --    $   8.0

      U.S. corporate securities:
           Public utilities                                    4.1         0.1          --        4.2
           Other corporate securities                         73.2         3.9         0.3       76.8
     ------------------------------------------------------------------------------------------------
        Total U.S. corporate securities                       77.3         4.0         0.3       81.0
     ------------------------------------------------------------------------------------------------

      Foreign securities:
           Other                                               9.0         0.6          --        9.6
     ------------------------------------------------------------------------------------------------
        Total foreign securities                               9.0         0.6          --        9.6
     ------------------------------------------------------------------------------------------------

      Mortgage-backed securities                              26.3         0.2         0.3       26.2

      Other asset-backed securities                            7.7         0.6          --        8.3
     ------------------------------------------------------------------------------------------------

      Total fixed maturities                               $ 127.9      $  5.8      $  0.6    $ 133.1
     ================================================================================================

                                                                        GROSS       GROSS
                                                           AMORTIZED  UNREALIZED  UNREALIZED   FAIR
      2002 (MILLIONS)                                        COST       GAINS       LOSSES     VALUE
     ------------------------------------------------------------------------------------------------
      U.S. government and government agencies
        and authorities                                    $  27.9      $  1.1      $   --    $  29.0

      U.S. corporate securities:
           Public utilities                                    6.2         0.2         0.2        6.2
           Other corporate securities                         50.4         4.5         0.1       54.8
     ------------------------------------------------------------------------------------------------
        Total U.S. corporate securities                       56.6         4.7         0.3       61.0
     ------------------------------------------------------------------------------------------------

      Foreign securities:
           Other                                               8.4         0.7          --        9.1
     ------------------------------------------------------------------------------------------------
        Total foreign securities                               8.4         0.7          --        9.1
     ------------------------------------------------------------------------------------------------

      Mortgage-backed securities                              22.0         1.3          --       23.3

      Other assets-backed securities                           6.7         0.5          --        7.2
     ------------------------------------------------------------------------------------------------

      Total fixed maturities                               $ 121.6      $  8.3      $  0.3    $ 129.6
     ================================================================================================

     At December 31, 2003 and 2002, net unrealized appreciation of $5.2 million and $8.0 million, respectively, on available-for-sale fixed maturities (including fixed maturities pledged to creditors in 2002) included $5.1 million and $7.3 million, respectively, related to experience-rated contracts, which were not reflected in shareholder's equity but in other policyholders' funds.

     The aggregate unrealized losses and related fair values of investments with unrealized losses as of December 31, 2003, are shown below by duration:

                                              UNREALIZED   FAIR
      (MILLIONS)                                 LOSS      VALUE
     ------------------------------------------------------------
      Duration category:
        Less than six months below cost        $   0.1    $  16.4
        More than six months and less than
          twelve months below cost                 0.5       29.4
     ------------------------------------------------------------
      Fixed maturities                         $   0.6    $  45.8
     ============================================================

     The losses more than 6 months and less than 12 months in duration of $0.5 million are primarily related to interest rate movement or spread widening for other than credit-related reasons. Business and operating fundamentals are performing as expected.

     The amortized cost and fair value of total fixed maturities for the year-ended December 31, 2003 are shown below by contractual maturity. Actual maturities may differ from contractual maturities because securities may be restructured, called, or prepaid.

                                              AMORTIZED    FAIR
      (MILLIONS)                                COST       VALUE
     ------------------------------------------------------------
      Due to mature:
        One year or less                       $   8.2    $   8.5
        After one year through five years         42.2       44.4
        After five years through ten years        28.2       28.9
        After ten years                           10.4       11.5
        Mortgage-backed securities                33.0       33.5
        Other asset-backed securities              5.9        6.3
     ------------------------------------------------------------
        Fixed maturities                       $ 127.9    $ 133.1
     ============================================================

     At December 31, 2003 and 2002, fixed maturities with fair values of $6.7 million and $6.5 million, respectively, were on deposit as required by regulatory authorities.

     The Company did not have investments in equity securities at December 31, 2003 or 2002.

     ESTIMATED FAIR VALUE

     The following disclosures are made in accordance with the requirements of FAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS. FAS No. 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates, in many cases, could not be realized in immediate settlement of the instrument.

3.   FINANCIAL INSTRUMENTS

     FAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The following valuation methods and assumptions were used by the Company in estimating the fair value of the following financial instruments:

     FIXED MATURITIES: The fair values for the actively traded marketable bonds are determined based upon the quoted market prices. The fair values for marketable bonds without an active market are obtained through several commercial pricing services which provide the estimated fair values. Fair values of privately placed bonds are determined using a matrix-based pricing model. The model considers the current level of risk-free interest rates, current corporate spreads, the credit quality of the issuer and cash flow characteristics of the security. Using this data, the model generates estimated market values which the Company considers reflective of the fair value of each privately placed bond. Fair values for privately placed bonds are determined through consideration of factors such as the net worth of the borrower, the value of collateral, the capital structure of the borrower, the presence of guarantees and the Company's evaluation of the borrower's ability to compete in their relevant market.

     CASH AND CASH EQUIVALENTS: The carrying amounts for these assets approximate the assets' fair value.

     INVESTMENT CONTRACT LIABILITIES (INCLUDED IN OTHER POLICYHOLDERS' FUNDS):

     WITH A FIXED MATURITY: Fair value is estimated by discounting cash flows at interest rates currently being offered by, or available to, the Company for similar contracts.

     WITHOUT A FIXED MATURITY: Fair value is estimated as the amount payable to the policyholder upon demand. However, the Company has the right under such contracts to delay payment of withdrawals which may ultimately result in paying an amount different than that determined to be payable on demand.

     The carrying values and estimated fair values of certain of the Company's financial instruments at December 31, 2003 and 2002 were as follows:

                                                   2003               2002
                                            -----------------  ------------------
                                            CARRYING   FAIR    CARRYING   FAIR
      (MILLIONS)                             VALUE     VALUE    VALUE     VALUE
     ----------------------------------------------------------------------------
      Assets:
        Fixed maturities                    $ 133.1   $ 133.1  $  129.6  $  129.6
        Cash and cash equivalents               4.8       4.8       5.2       5.2
      Investment contract liabilities:
        With a fixed maturity                   1.6       1.5       1.4       1.4
        Without a fixed maturity               17.6      17.6      12.6      12.6

     Fair value estimates are made at a specific point in time, based on available market information and judgments about various financial instruments, such as estimates of timing and amounts of future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instruments. In evaluating the Company's management of interest rate, price and liquidity risks, the fair values of all assets and liabilities should be taken into consideration, not only those presented above.

4.   NET INVESTMENT INCOME

     Sources of net investment income were as follows:

                                            YEAR ENDED    YEAR ENDED    YEAR ENDED
                                            DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
       (MILLIONS)                              2003          2002          2001
     -------------------------------------------------------------------------------
       Fixed maturities                        $  7.4        $  7.9        $  8.9
       Cash equivalents                            --           0.1           0.5
       Other                                       --            --           1.0
     -------------------------------------------------------------------------------
       Gross investment income                    7.4           8.0          10.4
       Less: investment expenses                  0.8           1.3           0.5
     -------------------------------------------------------------------------------
       Net investment income                   $  6.6        $  6.7        $  9.9
     ===============================================================================

     Net investment income includes amounts allocable to experience rated policyholders of $5.7 million, $2.8 million and $7.3 million, for the years ended December 31, 2003, 2002 and 2001, respectively. Interest credited to policyholders is included in current and future benefits.

5.   DIVIDEND RESTRICTIONS AND SHAREHOLDER'S EQUITY

     In conjunction with the sale of Aetna, Inc. to ING AIH, the Company was restricted from paying any dividends to its parent for a two year period from the date of sale without prior approval by the Insurance Commissioner of the State of Connecticut. This restriction expired on December 13, 2002. The Company did not pay dividends to its parent in 2003 and 2002.

     The Insurance Departments of the State of Florida and the State of Connecticut (the "Department") recognize as net income and capital and surplus those amounts determined in conformity with statutory accounting practices prescribed or permitted by the Department, which differ in certain respects from generally accepted accounting principles accepted in the United States of America. Statutory net income was $5.0 million, $2.5 million and $1.1 million for the years ended December 31, 2003, 2002 and 2001, respectively. Statutory capital and surplus was $68.3 million and $63.7 million as of December 31, 2003 and 2002, respectively.

     As of December 31, 2003, the Company does not utilize any statutory accounting practices, which are not prescribed by state regulatory authorities that, individually or in the aggregate, materially affect statutory capital and surplus.

     Realized capital gains or losses are the difference between the carrying value and sale proceeds of specific investments sold.

6.   CAPITAL GAINS AND LOSSES

     Net realized capital gains of $1.6 million, $1.7 million and $1.3 million for the years ended December 31, 2003, 2002 and 2001, respectively, allocable to experience rated contracts, were deducted from net realized capital gains (losses) and an offsetting amount was reflected in Other policyholders' funds on the Balance Sheets. Net unamortized gains (losses) allocable to experienced rated policyholders were $1.3 million, $0.1 million and $(1.1) million at December 31, 2003, 2002 and 2001, respectively.

     Proceeds from the sale of total fixed maturities and the related gross gains and losses (excluding those related to experience-related policyholders) were as follows:

                                                         YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
       (MILLIONS)                                           2003          2002          2001
     -------------------------------------------------------------------------------------------
       Proceeds on sales                                  $  192.0      $  117.2      $   67.6
       Gross gains                                             4.4           0.6           0.9
       Gross losses                                            2.1           3.0            --

     Changes in shareholder's equity related to changes in accumulated other comprehensive income (unrealized capital gains and losses on securities including securities pledged to creditors and excluding those related to experience-rated policyholders) were as follows:

                                                         YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
       (MILLIONS)                                           2003          2002          2001
     -------------------------------------------------------------------------------------------
       Fixed maturities                                   $   (0.6)     $    0.4      $     --
       Equity securities                                        --            --           0.1
       Other                                                   1.2           0.4           1.6
     -------------------------------------------------------------------------------------------
            Subtotal                                           0.6           0.8           1.7
       Less: Increase in deferred income taxes                 0.2           0.3           0.6
     -------------------------------------------------------------------------------------------

                                                         YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
       (MILLIONS)                                           2003          2002          2001
     -------------------------------------------------------------------------------------------
       Net changes in accumulated other
          comprehensive income                            $    0.4      $    0.5      $    1.1
     ===========================================================================================

     Net unrealized capital gains allocable to experience-rated contracts of $5.1 million and $7.3 million at December 31, 2003 and 2002, respectively, are reflected on the Balance Sheets in Other policyholders' funds and are not included in shareholder's equity. Shareholder's equity included the following accumulated other comprehensive income, which is net of amounts allocable to experience-rated policyholders:

                                                         YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
       (MILLIONS)                                           2003          2002          2001
     -------------------------------------------------------------------------------------------
       Net unrealized capital gains:
          Fixed maturities                                $    0.1      $    0.7      $    0.3
          Other                                                3.3           2.1           1.7
     -------------------------------------------------------------------------------------------
                                                               3.4           2.8           2.0
     -------------------------------------------------------------------------------------------
       Less: deferred income taxes                             1.2           1.0           0.7
     -------------------------------------------------------------------------------------------
       Net accumulated other comprehensive income         $    2.2      $    1.8      $    1.3
     ===========================================================================================

     Changes in accumulated other comprehensive income related to changes in unrealized gains (losses) on securities, including securities pledged to creditors (excluding those related to experience-rated policyholders) were as follows:

                                                         YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
       (MILLIONS)                                           2003          2002          2001
     -------------------------------------------------------------------------------------------
       Unrealized holding gains arising during
          the year (1)                                    $    0.6      $    0.8      $    1.7
       Less: reclassification adjustment for gains
          and other items included in net income (2)           0.2           0.3           0.6
     -------------------------------------------------------------------------------------------
       Net unrealized gains on securities                 $    0.4      $    0.5      $    1.1
     ===========================================================================================

       (1) Pretax unrealized holding gains arising during the year were $0.9 million, $1.3 million and $2.6 million for the years ended December 31, 2003, 2002 and 2001, respectively.
       (2) Pretax reclassification adjustments for gains and other items included in net income were $0.3 million, $0.5 million and $0.9 million for the years ended December 31, 2003, 2002 and 2001, respectively.

7.   INCOME TAXES

     The Company files a consolidated federal income tax return with its parent, ILIAC. The Company has a tax allocation agreement with ILIAC whereby the Company is charged by its parent for taxes it would have incurred were it not a member of the consolidated group and is credited for losses at the statutory tax rate.

     Income taxes consist of the following:

                                                         YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
       (MILLIONS)                                           2003          2002          2001
     -------------------------------------------------------------------------------------------
       Current taxes (benefits):
          Federal                                         $   (0.1)     $   (1.4)     $    1.6
          State                                                 --           0.2             -
          Net realized capital gains                           0.9           0.5           0.2
     -------------------------------------------------------------------------------------------
            Total current taxes (benefits)                     0.8          (0.7)          1.8
     -------------------------------------------------------------------------------------------
       Deferred taxes (benefits):
          Federal                                              1.3           0.1           1.8
          Net realized capital gains (losses)                 (0.1)         (1.4)          0.1
     -------------------------------------------------------------------------------------------
            Total deferred taxes (benefits)                    1.2          (1.3)          1.9
     -------------------------------------------------------------------------------------------
            Total                                         $    2.0      $   (2.0)     $    3.7
     ===========================================================================================

     Income taxes were different from the amount computed by applying the federal income tax rate to income before income taxes for the following reasons:

                                                         YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
       (MILLIONS)                                           2003          2002          2001
     -------------------------------------------------------------------------------------------
       Income (loss) before income taxes and cumulative
          effect of change in accounting principle        $    8.3      $   (5.3)     $    8.6
       Tax rate                                                 35%           35%           35%
     -------------------------------------------------------------------------------------------
       Application of the tax rate                             2.9          (1.9)          3.0
       Tax effect of:
          State income tax, net of federal benefit              --           0.1            --
          Excludable dividends                                (0.6)         (0.3)         (0.2)
          Goodwill amortization                                 --            --           0.9
          Other, net                                          (0.3)          0.1            --
     -------------------------------------------------------------------------------------------
            Income taxes (benefits)                       $    2.0      $   (2.0)     $    3.7
     ===========================================================================================

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31 are presented below:

       (MILLIONS)                                                         2003          2002
     -------------------------------------------------------------------------------------------
       Deferred tax assets:
          Insurance reserves                                            $    2.9      $    5.4
          Deferred policy acquisition costs                                  1.4           1.9
          Unrealized gains allocable to experience-rated contracts           1.8           2.5
          Guaranty fund assessments                                          0.1           0.1
          Other                                                              0.6           0.1
     -------------------------------------------------------------------------------------------
       Total gross assets                                                    6.8          10.0
     -------------------------------------------------------------------------------------------

       Deferred tax liabilities:
          Value of business acquired                                        11.0          12.7
          Net unrealized capital gains                                       3.6           3.5
          Other                                                              0.1           0.1
     -------------------------------------------------------------------------------------------
       Total gross liabilities                                              14.7          16.3
     -------------------------------------------------------------------------------------------
       Net deferred tax liability                                       $    7.9      $    6.3
     ===========================================================================================

     Net unrealized capital gains and losses are presented in shareholder's equity net of deferred taxes.

     The Internal Revenue Service (the "Service") has completed examinations of the federal income tax returns of the Company through 1997. Discussions are being held with the Service with respect to proposed adjustments. Management believes there are adequate defenses against, or sufficient reserves to provide for, any such adjustments. The Service has commenced its examinations for the years 1998 through 2000.

8.   BENEFIT PLANS

     The Company utilizes the employees of ING and its affiliates, primarily ILIAC. Benefit charges to the Company for the years ended December 31, 2003, 2002 and 2001 were not significant. There were no pension benefit charges allocated to the Company from the ING Americas Retirement Plan for 2003, 2002 or 2001. During 2003, the Company was not allocated charges related to the Supplemental ING Retirement Plan for Aetna Financial Services that covers certain employees of ING Life Insurance Company of America and its affiliates. During 2002, liabilities totaling $0.3 million were allocated to the Company related to the SERP. During 2003, 2002 or 2001, there were no matching contribution charges allocated to the Company from the ING Americas Savings Plan and ESOP.

9.   RELATED PARTY TRANSACTIONS

     RECIPROCAL LOAN AGREEMENT

     The Company maintains a revolving loan agreement with ING AIH, a Delaware corporation and affiliate, to facilitate the handling of unusual and/or unanticipated short-term cash requirements. Under this agreement, which became effective in June 2001 and expires on April 1, 2011, IICA can borrow up to 0.5% of its statutory admitted assets as of the prior December 31 from ING AIH. Interest on any IICA borrowings is charged at the rate of ING AIH's cost of funds for the interest period plus 0.15%. Under this agreement, IICA incurred an immaterial amount of interest expense for the years ended December 31, 2003, 2002 and 2001, respectively. At December 31, 2003 and 2002, IICA did not have any outstanding borrowings from ING AIH under this agreement.

     CAPITAL TRANSACTIONS

     The Company did not receive capital contributions in 2003, 2002 or 2001.

10.  COMMITMENTS AND CONTINGENT LIABILITIES

     LEASES

     The Company occupies space that is leased by ILIAC or other affiliates. Expenses associated with these offices are allocated on a direct and indirect basis to the Company. Under the lease agreements, the Company incurred an immaterial amount of rent expense for the years ended December 31, 2003, 2002 and 2001, respectively.

     COMMITMENTS

     At December 31, 2003 and 2002, the Company had no commitments or contingent liabilities.

     LITIGATION

     The Company is a party to threatened or pending lawsuits arising from the normal conduct of business. Due to the climate in insurance and business litigation, suits against the Company sometimes include claims for substantial compensatory, consequential or punitive damages and other types of relief. Moreover, certain claims are asserted as class actions, purporting to represent a group of similarly situated individuals. While it is not possible to forecast the outcome of such lawsuits, in light of existing insurance, reinsurance and established reserves, it is the opinion of management that the disposition of such lawsuits will not have a materially adverse effect on the Company's operations or financial position.

     OTHER REGULATORY MATTERS

     Like many financial services companies, certain U.S. affiliates of ING Groep N.V. have received informal and formal requests for information since September 2003 from various governmental and self-regulatory agencies in connection with investigations related to mutual funds and variable insurance products. ING has cooperated fully with each request.

     In addition to responding to regulatory requests, ING management initiated an internal review of trading in ING insurance, retirement, and mutual fund products. The goal of this review has been to identify whether there have been any instances of inappropriate trading in those products by third parties or by ING investment professionals and other ING personnel. This internal review is being conducted by independent special counsel and auditors. Additionally, ING reviewed its controls and procedures in a continuing effort to deter improper frequent trading in ING products. ING's internal reviews related to mutual fund trading are continuing.

     The internal review has identified several arrangements allowing third parties to engage in frequent trading of mutual funds within our variable insurance and mutual fund products, and identified other circumstances where frequent trading occurred despite measures taken by ING intended to combat market timing. Most of the identified arrangements were initiated prior to ING's acquisition of the businesses in question. In each arrangement identified, ING has terminated the inappropriate trading, taken steps to discipline or terminate employees who were involved, and modified policies and procedures to deter inappropriate activity. While the review is not completed, management believes the activity identified does not represent a systemic problem in the businesses involved.

     These instances included agreements (initiated in 1998) that permitted one variable life insurance customer of Reliastar Life Insurance Company ("Reliastar") to engage in frequent trading, and to submit orders until 4pm Central Time, instead of 4pm Eastern Time. Reliastar was acquired by ING in 2000. The late trading arrangement was immediately terminated when current senior management became aware of it in 2002. ING believes that no profits were realized by the customer from the late trading aspect of the arrangement.

     In addition, the review has identified five arrangements that allowed frequent trading of funds within variable insurance products issued by Reliastar and by ING USA Annuity & Life Insurance Company; and in certain ING Funds. ING entities did not receive special benefits in return for any of these arrangements, which have all been terminated. The internal review also identified two investment professionals who engaged in improper frequent trading in ING Funds.

     ING will reimburse any ING Fund or its shareholders affected by inappropriate trading for any profits that accrued to any person who engaged in improper frequent trading for which ING is responsible. Management believes that the total amount of such reimbursements will not be material to ING or its U.S. business.

Restatement of Financial Information: During the quarterly period ended
June 30, 2003, the Company incorrectly recorded investment income and realized capital gains related to Separate Accounts. The Company noted the effect of this error during the compilation of the December 31, 2003 financial statements and made the appropriate changes to the quarterly period ended June 30, 2003 and September 30, 2003.

The following tables show the previously reported and restated amounts for each of the periods affected.

QUARTERLY DATA (UNAUDITED)

       AS REPORTED
       2003 (MILLIONS)                                  FIRST    SECOND   THIRD    FOURTH
     ------------------------------------------------------------------------------------
       Total revenue                                  $    4.7   $  5.7   $  3.8   $  1.4
     ------------------------------------------------------------------------------------
       Income from continuing operations
          before income taxes                              0.2      3.5      2.9      1.7
       Less: Income tax expense                             --      0.8      0.7      0.5
     ------------------------------------------------------------------------------------
       Income from continuing operations                   0.2      2.7      2.2      1.2
     ------------------------------------------------------------------------------------
       Net income                                     $    0.2   $  2.7   $  2.2   $  1.2
     ====================================================================================
       AS RESTATED
       2003 (MILLIONS)                                  FIRST    SECOND*  THIRD*   FOURTH
     ------------------------------------------------------------------------------------
       Total revenue                                  $    4.7   $  5.0   $  3.8   $  2.1
     ------------------------------------------------------------------------------------
       Income from continuing operations
          before income taxes                              0.2      2.8      3.0      2.3
       Less: Income tax expense                             --      0.5      0.8      0.7
     ------------------------------------------------------------------------------------
       Income from continuing operations                   0.2      2.3      2.2      1.6
     ------------------------------------------------------------------------------------
       Net income                                     $    0.2   $  2.3   $  2.2   $  1.6
     ====================================================================================
       2002 (MILLIONS)                                  FIRST    SECOND   THIRD    FOURTH
     ------------------------------------------------------------------------------------
       Total revenue                                  $    4.8   $  3.7   $  3.2   $  1.1
     ------------------------------------------------------------------------------------
       Income (loss) from continuing operations
          before income taxes                              0.5     (1.4)    (3.4)    (1.0)
       Less: Income tax expense (benefit)                  0.1     (0.5)    (1.2)    (0.4)
     ------------------------------------------------------------------------------------
       Income (loss) from continuing operations            0.4     (0.9)    (2.2)    (0.6)
     ------------------------------------------------------------------------------------
       Cumulative effect of change in accounting
          principle                                     (101.8)      --       --       --
     ------------------------------------------------------------------------------------
       Net income (loss)                              $ (101.4)  $ (0.9)  $ (2.2)  $ (0.6)
     ====================================================================================

* Restated

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

          None.

ITEM 9A.  CONTROLS AND PROCEDURES

          a) Within the 90-day period prior to the filing of this report, the Company carried out an evaluation, under the supervision and with the participation of its management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company's disclosure controls and procedures (as defined in Rule 13a-14 of the Securities Exchange Act of 1934). Based on that evaluation, the Chief Executive Officer and the Chief Financial Officer have concluded that the Company's current disclosure controls and procedures are effective in ensuring that material information relating to the Company required to be disclosed in the Company's periodic SEC filings is made known to them in a timely manner.

          b) There have not been any significant changes in the internal controls of the Company or other factors that could significantly affect these internal controls subsequent to the date the Company carried out its evaluation.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

          Omitted pursuant to General Instruction I(2) of Form 10-K, except with respect to compliance with Sections 406 and 407 of the Sarbanes-Oxley Act of 2002:

          a)   CODE OF ETHICS FOR FINANCIAL PROFESSIONALS

               The Company has approved and adopted a Code of Ethics for Financial Professions, pursuant to the requirements of Section 406 of the Sarbanes-Oxley Act of 2002 (attached). Any waiver of the Code of Ethics will be disclosed by the Company by way of a Form 8-K filing.

          b)   DESIGNATION OF BOARD FINANCIAL EXPERT

               The Company has designated David A. Wheat, Director, Senior Vice-President and Chief Financial Officer of the Company, as its Board Financial Expert, pursuant to the requirements of Section 407 of the Sarbanes-Oxley Act of 2002. Because the Company is a wholly-owned subsidiary of ILIAC, it does not have any outside directors.

ITEM 11.  EXECUTIVE COMPENSATION

          Omitted pursuant to General Instruction I(2) of Form 10-K.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          Omitted pursuant to General Instruction I(2) of Form 10-K.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Omitted pursuant to General Instruction I(2) of Form 10-K.

ITEM 14.  PRINCIPAL ACCOUNTANT FEES AND SERVICES

          Omitted pursuant to General Instruction I(2) of Form 10-K.

                                     PART IV

ITEM 15.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

  (a)    The following documents are filed as part of this report:

  1.     Financial statements. See Item 8 on Page 18.

  2. Financial statement schedules. See Index to Financial Statement Schedules on Page 50.

  EXHIBITS

  1.(a) Principal Underwriting Agreement between Aetna Insurance Company of America (now ING Insurance Company of America ("IICA" or Registrant")) and Aetna Investment Services, LLC (now ING Financial Advisers, LLC) effective as of November 17, 2002, incorporated by reference to Post-Effective Amendment No. 2 to Registration Statement on Form N-4, filed with the Securities and Exchange Commission ("SEC") on December 31, 2000 (File No. 333-87131).
  3.(i) Articles of Incorporation, as restated January 1, 2002, incorporated by reference to the Registrant's Form 10-K, as filed with the SEC on March 28, 2002 (File No. 33-81010).
   (ii) By-Laws, as amended and restated January 1, 2002, incorporated by reference to the Registrant's Form 10-K, as filed with the SEC on March 28, 2002 (File No. 33-81010).

  4.(a) Instruments Defining the Rights of Security Holders, Including Indentures (Annuity Contracts)

         Incorporated herein by reference to Registration Statement on Form N-4, File No. 33-80750, as amended and filed with the SEC on April 23, 1997.

         Incorporated herein by reference to Registration Statement on Form N-4, File No. 33-59749, as filed with the SEC on June 1, 1995.

         Incorporated herein by reference to Post-Effective Amendment No. 4 to Registration Statement on Form N-4, File No. 33-59749, as filed with the SEC on April 16, 1997.

         Incorporated herein by reference to Post-Effective Amendment No. 6 to Registration Statement on Form N-4, File No. 33-59749, as filed with the SEC on November 26, 1997.

         Incorporated herein by reference to Post-Effective Amendment No. 8 to Registration Statement on Form N-4, File No. 33-59749, as filed with the SEC on April 17, 1998.

         Incorporated herein by reference to Registration Statement on Form S-2, File No. 33-63657, as filed with the SEC on October 25, 1995.

         Incorporated herein by reference to Pre-Effective Amendment No. 3 to the Registration Statement on Form S-2, File No. 33-63657, as filed with the SEC on January 17, 1996.

         Incorporated herein by reference to Post-Effective Amendment No. 3 to Registration Statement on Form S-2, File No. 33-63657, as filed with the SEC on November 24, 1997.

  10. Material Contracts (Management contracts / compensatory plans or arrangements).

  10.(a) Distribution Agreement, dated as of December 13, 2000, between Lion
         Connecticut Holdings Inc. ("Lion") and Aetna Inc., incorporated by reference to ING Life Insurance and Annuity Company's ("ILIAC") Form 10-K filed with the SEC on March 30, 2001 (File No. 33-81010).

  10.(b) Employee Benefits Agreement, dated as of December 13, 2000, between
         Lion and Aetna Inc., incorporated by reference to ILIAC's Form 10-K filed with the SEC on March 30, 2001 (File No. 33-81010).

  10.(c) Tax Sharing Agreement, dated as of December 13, 2000, among Lion, Aetna
         Inc. and ING America Insurance Holdings, Inc., incorporated by reference to ILIAC's Form 10-K filed with the SEC on March 30, 2001 (File No. 33-81010).

  10.(d) Transition Services Agreement, dated as of December 13, 2000, between
         Lion and Aetna Inc., incorporated by reference to ILIAC's Form 10-K filed with the SEC on March 30, 2001 (File No. 33-81010).

  10.(e) Lease Agreement, dated as of December 13, 2000, between the
         Registrant and ILIAC, incorporated by reference to ILIAC's Form 10-K filed with the SEC on March 30, 2001 (File No. 33-81010).

  10.(f) Real Estate Services Agreement, dated as of December 13, 2000, between
         Aetna Inc. and ILIAC, incorporated by reference to ILIAC's Form 10-K filed with the SEC on March 30, 2001 (File No. 33-81010).

  10.(g) Tax Sharing Agreement between IICA and ILIAC, effective January 1,
         2001.

  10.(h) Tax Sharing Agreement between IICA, ING America Insurance Holdings,
         Inc. and affiliated companies, effective January 1, 2001.

  10.(i) Services Agreement between IICA and the affiliated companies listed on Exhibit B to that Agreement, effective January 1, 2001.

  10.(j) Services Agreement between IICA and ING North American Insurance
         Corporation, Inc., effective January 1, 2001.

  10.(k) Investment Advisory Agreement between IICA and ING Investment
         Management LLC, effective March 31, 2001.

  10.(l) Amendment to Services Agreement between IICA and the affiliated companies listed on Exhibit B to the Agreement, effective January 1, 2002.

  10.(m) Amendment to Investment Advisory Agreement between IICA and ING
         Investment Management LLC, effective January 1, 2003.

  10.(n) Amendment to Investment Advisory Agreement between IICA and ING
         Investment Management, LLC, effective August 26, 2003.

  14.    ING Code of Ethics for Financial Professionals.

  31.1 Certificate of David A. Wheat pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

  31.2 Certificate of Keith Gubbay pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

  32.1 Certificate of David A. Wheat pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

  32.2 Certificate of Keith Gubbay pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

  (b)    Reports on Form 8-K.

         None.

                     INDEX TO FINANCIAL STATEMENT SCHEDULES

                                                                            PAGE
 Report of Independent Auditors                                              51

 I.      Summary of Investments as of December 31, 2003                      52

Schedules other than those listed above are omitted because they are not required or not applicable.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
ING Insurance Company of America

We have audited the financial statements of ING Insurance Company of America as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, and have issued our report thereon dated March 22, 2004. Our audits also included the financial statement schedule listed in Item
15. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                                  /s/ Ernst & Young LLP


Atlanta, Georgia
March 22, 2004

                                   SCHEDULE I
                 Summary of Investments--As of December 31, 2003
                                   (Millions)

                                                                        AMOUNT
                                                                       SHOWN ON
         TYPE OF INVESTMENT                       COST     VALUE*    BALANCE SHEET
         ------------------                     --------   -------   -------------
Fixed maturities:
   U.S. government and government agencies
      and authorities                           $    7.6   $   8.0     $     8.0
   U.S. corporate securities                        77.3      81.0          81.0
   Foreign securities (1)                            9.0       9.6           9.6
   Mortgage-backed securities                       26.3      26.2          26.2
   Other asset-backed securities                     7.7       8.3           8.3
                                                --------   -------     ---------
      Total investments                         $  127.9   $ 133.1     $   133.1
                                                ========   =======     =========

  * See Notes 2 and 3 of Notes to Financial Statements.

(1) The term "foreign" includes foreign governments, foreign political subdivisions, foreign public utilities and all other bonds of foreign issuers. Substantially all of the Company's foreign securities are denominated in U.S. dollars.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                ING INSURANCE COMPANY OF AMERICA
                                          (Registrant)

Date  March 25, 2004        By  /s/ David A. Wheat
      --------------            ------------------
                                David A. Wheat
                                Director, Senior Vice President and
                                  Chief Financial Officer
                                (Duly Authorized Officer and Principal Financial
                                  Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated on or before March 25, 2004.

              SIGNATURES                                 TITLE

/s/ David A. Wheat
--------------------------------------
David A. Wheat                            Director, Senior Vice President and
                                          Chief Financial Officer


/s/ Keith Gubbay
--------------------------------------
Keith Gubbay                              Director and President


/s/ Thomas J. McInerney
--------------------------------------
Thomas J. McInerney                       Director and Chairman


/s/ Jacques de Vaucleroy
--------------------------------------
Jacques de Vaucleroy                      Director


/s/ Kathleen A. Murphy
--------------------------------------
Kathleen A. Murphy                        Director

                                                                      EXHIBIT 14

                 ING CODE OF ETHICS FOR FINANCIAL PROFESSIONALS

This ING Code of Ethics for Financial Professionals has been adopted by the boards of the U.S. domiciled insurance companies which are members of the ING family of companies ("ING Companies") and applies to the principal executive officer, chief financial officer and all other finance, accounting, treasury, tax and investor relations professionals ("ING Financial Professionals") serving one or more of the ING Companies, their subsidiaries or affiliates. This Code of Ethics is intended to supplement the ING Americas General Code of Conduct - together these set the standards of personal and professional integrity that we expect ING Financial Professionals to demonstrate in all their activities.

Financial professionals hold an important and elevated role in corporate governance in that they are vested with the responsibility and authority to protect, balance and preserve the interests of all company stakeholders, including shareholders, customers and employees. ING Financial Professionals are expected to adhere to this Code of Ethics with respect to their individual conduct and advocate its tenets among their peers and colleagues.

As an ING Financial Professional, you agree to:

- Engage in, promote and reward honest and ethical conduct, including avoidance of actual or apparent conflicts of interest in your personal and professional relationships;

- Disclose to the USFS Chief Compliance Officer any material transaction or relationship that could reasonably be expected to give rise to such a conflict;

- Take all reasonable measures to protect the confidentiality of non-public information obtained or created in connection with ING business activities, unless disclosure of such information is required by law or regulation, or legal or regulatory process;

- Use non-public information obtained or created in connection with ING business activities only for the benefit of the ING companies, not for personal advantage;

- Act as a responsible steward with respect to the use and control of ING assets and resources;

- Produce full, fair, complete, accurate, timely and understandable disclosure in reports and documents that the ING Companies file with or submit to the Securities and Exchange Commission, other regulators and in other public communications made by them;

- Take all reasonable measures to ensure that business and investment transactions are properly authorized and completely and accurately recorded in accordance with applicable GAAP and statutory accounting principles and established company financial policy;

- Comply with all applicable governmental laws, rules and regulations, as well as the rules and regulations of appropriate regulatory and self-regulatory agencies;

- Not attempt to unduly or fraudulently influence, coerce, manipulate, or mislead any authorized audit or interfere with any auditor engaged in the performance of an internal or independent audit of the ING Companies' financial statements or accounting books and records.

If you become aware of any suspected or known violation of this Code of Ethics or the ING Code of Conduct, you have a duty to report such concerns promptly to the USFS Chief Compliance Officer. You may also submit a concern confidentially and anonymously by accessing the ING Ethics Hotline/Voice Line at 800-555-1853 (detailed access instructions posted on ING Exchange). Your inquiry will be handled discretely and every effort will be made to maintain, within the limits allowed by law, the confidentiality of anyone requesting guidance or reporting suspect behavior or a compliance concern.

As an ING Financial Professional, you understand that you will be held accountable for your adherence to this Code of Ethics. Your failure to observe its terms may result in disciplinary action, including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for you, your manager and the ING companies. AS EVIDENCE THAT YOU HAVE READ AND AGREED TO ABIDE BY THIS CODE OF ETHICS, YOU MUST SIGN AND RETURN THE DECLARATION ACKNOWLEDGMENT FORM (DELIVERED ALONG WITH THIS CODE OF ETHICS) AS INSTRUCTED ON THE FORM.

A request for a waiver of any provision of this Code of Ethics must be in writing and addressed to the USFS Chief Compliance Officer. No waiver of this Code of Ethics shall be granted without the approval of the board of directors for the relevant ING Company and any waiver shall be disclosed promptly on Form 8-K or any other means approved by the Securities and Exchange Commission.

The ING Companies intend that this Code of Ethics serve as its written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002, complying with the standards set forth in the Securities and Exchange Commission Regulation S-K.

                 ING CODE OF ETHICS FOR FINANCIAL PROFESSIONALS
                              EMPLOYEE DECLARATION

I, (print name) ________________________, have read, reviewed carefully and understand the ING Code of Ethics for Financial Professionals. I understand that observing this Code of Ethics and the ING General Code of Conduct is an integral part of my job responsibilities.

I understand that any deviation from or violation of this Code of Ethics could cause embarrassment and/or financial harm to ING's interests. I also understand that violation of this Code of Ethics can lead to disciplinary action, up to and including termination of my employment, and civil or criminal charges. I further understand that it is my responsibility to prevent and report any violations.

I also acknowledge that ING may modify or amend this Code of Ethics from time to time and that, upon receiving written notice of such changes, adherence to them will constitute part of my ongoing job responsibilities.

                                 CODE OF ETHICS

I understand that this Code of Ethics does not constitute an employment contract or any guarantee of continued employment and that the employment relationship is at will.

Position _____________________________________

Department ___________________________________

Company ______________________________________

Signature ____________________________________

Date _________________________________________

PLEASE SIGN AND RETURN THIS FORM TO THE USFS CHIEF COMPLIANCE OFFICER AT ING, 151 FARMINGTON AVENUE, TS31, HARTFORD, CT 06156

                                                                    EXHIBIT 31.1

                                  CERTIFICATION

I, David A. Wheat, certify that:

1. I have reviewed this annual report on Form 10-K of ING Insurance Company of America;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

   a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

   b) evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

   c) disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

   a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

   b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date:  March 25, 2004

By     /s/ David A. Wheat
       ---------------------------------------------
       David A. Wheat
       Director, Senior Vice President and Chief Financial Officer (Duly Authorized Officer and Principal Accounting Officer)

                                                                    EXHIBIT 31.2

                                  CERTIFICATION

I, Keith Gubbay, certify that:

2. I have reviewed this annual report on Form 10-K of ING Insurance Company of America;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

   a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

   b) evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

   c) disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

   a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

   b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date:  March 25, 2004

By     /s/ Keith Gubbay
       --------------------------------------------
       Keith Gubbay
       Director and President
       (Duly Authorized Officer and Principal Officer)

                                                                    EXHIBIT 32.1

                                  CERTIFICATION

Pursuant to 18 U.S.C. Section1350, the undersigned officer of ING Insurance Company of America (the "Company") hereby certifies that, to the officer's knowledge, the Company's Annual Report on Form 10-K for the year ended December 31, 2003 (the "Report") fully complies with the requirements of Section 13 or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date   March 25, 2004                    By  /s/ David A. Wheat
       --------------                        ------------------
                                             David A. Wheat
                                             Director, Senior Vice President and
                                               Chief Financial Officer

                                                                    EXHIBIT 32.2

                                  CERTIFICATION

Pursuant to 18 U.S.C. Section1350, the undersigned officer of ING Insurance Company of America (the "Company") hereby certifies that, to the officer's knowledge, the Company's Annual Report on Form 10-K for the year ended December 31, 2003 (the "Report") fully complies with the requirements of Section 13 or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date   March 25, 2004                    By  /s/ Keith Gubbay
       --------------                        ----------------
                                             Keith Gubbay
                                             Director and President


The foregoing certification is being furnished solely pursuant to 18 U.S.C. Section1350 and is not being filed as part of the Report or as a separate disclosure document.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution
------------------------------------------------------

Not Applicable

Item 15.   Indemnification of Directors and Officers
----------------------------------------------------

Florida Statutes chapter 607.0850 governs the indemnification of officers, directors, employees and agents of a Florida corporation. Section 607.0850(1) provides that a corporation shall have power to indemnify a person who was or is a party to a proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that the person who is or was a director, officer, employee or agent of the corporation (or in certain other defined circumstances) against liability (defined as obligations to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to any employee benefit plan, and expenses actually and reasonably incurred with respect to the proceeding). Section 607.0850(2) provides that a corporation may indemnify a person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason that the person is or was connected to the corporation as noted in subsection (1) against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal. Indemnification under both subsection (1) and (2) is subject to a determination that the person seeking indemnification has met the standard of conduct set forth in the applicable subsection. However, pursuant to section 607.0850(3), to the extent that the person seeking indemnification has been successful on the merits or otherwise in defense of any proceeding, claim or issue referred to in subsection (1) or (2), that person shall be indemnified against expenses that he or she actually and reasonably incurred. Expenses incurred by an officer or director in defending any civil or criminal proceeding may be paid in advance of the final disposition of the proceeding, provided that such person undertakes to repay any such amount if he or she is ultimately found not to be entitled to indemnification pursuant to section 607.0850. Expenses incurred by other employees and agents may be advanced upon such terms and conditions deemed appropriate by the board of directors.

Section 607.0850(4)  provides that any  indemnification  under subsection (1) or
(2), unless made pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that that indemnification is proper in the circumstances because the party has met the applicable standard of conduct set forth in subsection (1) or (2). Such determination may be made (a) by the disinterested directors, pursuant to section 607.0850(4)(a); (b) by a committee duly designated by the board of directors, pursuant to section 607.0850(4)(b); (c) by independent legal counsel, pursuant to section 607.0850(4)(c); or (d) by the shareholders, pursuant to section 607.0850(4)(d). The reasonableness of expenses and authorization of indemnification shall be made in the same manner, except as otherwise required by section 607.0850(5).

The indemnification and advancement of expenses provisions of section 607.0850 are not exclusive, and a corporation may make other or further provisions for the indemnification or advancement of expenses of parties identified in section 607.0850(1), except as otherwise prohibited by section 607.0850(7). Indemnification and advancement of expenses may also be ordered by a court of competent jurisdiction, pursuant to section 607.0850(9). Section 607.0850(12) specifically authorizes a corporation to procure indemnification insurance on behalf of an individual who was a director, officer, employee or agent of the corporation. Consistent with this statute, ING Groep N.V. maintains an umbrella insurance policy with an international insurer to cover errors and omissions, directors and officers, employment practices, fiduciary and fidelity. The policy covers ING Groep N.V. and any company in which ING Groep N.V. has controlling interest of 50% or more. This would encompass the principal and underwriter as well as the depositor.

Section  20 of  the  ING  Financial  Advisers,  LLC  Limited  Liability  Company
Agreement provides that ING Financial Advisers, LLC will indemnify certain persons against any loss, damage, claim or expenses (including legal fees) incurred by such person if he is made a party or is threatened to be made a party to a suit or proceeding because he was a member, officer, director, employee or agent of ING Financial Advisers, LLC as long as he acted in good faith on behalf of ING Financial Advisers, LLC and in a manner reasonably believed to be within the scope of his authority. An additional condition requires that no person shall be entitled to indemnity if his loss, damage, claim or expense was incurred by reason of his gross negligence or willful misconduct. This indemnity provision is authorized by and is consistent with Title 8, Section 145 of the General Corporation Law of the State of Delaware.

Item 16.   Exhibits
-------------------

     Exhibits

     (4.1) Variable Annuity Contract (G2-CDA-94(IR))(1)
     (4.2) Variable Annuity Contract (G2-CDA-94(NQ))(1)
     (4.3) Variable Annuity Contract (G-MP2(5/96))(2)
     (4.4) Certificate of Group Annuity Coverage (MP2CERT(5/96))(2) (4.5) Variable Annuity Contract (G-CDA-GP2(4/94))(3)
     (4.6) Variable Annuity Contract (I-CDA-GP2(4/94))(3)
     (4.7) Certificate of Group Annuity Coverage (GP2CERT(4/94))(3) (4.8) Group Variable, Fixed, or Combination Annuity Contract
           (Nonparticipating) (G-GP2(5/96))(4)
     (4.9) Individual Variable, Fixed or Combination Annuity Contract
           (Nonparticipating) (I-GP2(5/96))(4)
     (4.10) Variable Annuity Contract (G-GP2(5/97))(4)
     (4.11) Variable Annuity Contract (G-MP2(5/97))(5)
     (4.12) Variable Annuity Certificate (MP2CERT(5/97))(5)
     (4.13) Variable Annuity Contract (IMP2(5/97))(5)
     (4.14) Certificate of Group Annuity Coverage (GP2CERT(5/97))(4)

     (5)  Opinion re Legality

     (10) Material Contracts are listed under exhibit 10 in the Company's Form 10-K for the fiscal year ended December 31, 2003 (File No. 33-81010), as filed with the Commission on March 29, 2004. Each of the exhibits so listed is incorporated by reference as indicated in the Form 10-K.

     (13) ING Insurance Company of America Form 10-K for the fiscal year ended December 31, 2003

     (23)(a) Consent of Independent Auditors
     (23)(b) Consent of Legal Counsel (Included in Exhibit (5) above)

     (24)(a) Powers of Attorney(6)
     (24)(b) Certificate of Resolution Authorizing Signature by Power of Attorney (1)

Exhibits other than those listed are omitted because they are not required or are not applicable.

1. Incorporated by reference to Registration Statement on Form N-4 (File No. 33-59749), as filed on June 1, 1995.
2. Incorporated by reference to Post-Effective Amendment No. 4 to Registration Statement on Form N-4 (File No. 33-59749), as filed on April 16, 1997.
3. Incorporated by reference to Post-Effective Amendment No. 9 to Registration Statement on Form N-4 (File No. 33-80750), as filed on April 17, 1998.
4. Incorporated by reference to Post-Effective Amendment No. 8 to Registration Statement on Form N-4 (File No. 33-80750), as filed on April 23, 1997.
5. Incorporated by reference to Post-Effective Amendment No. 6 to Registration Statement on Form N-4 (File No. 33-59749), as filed on November 26, 1997.
6. Incorporated by reference to Post-Effective Amendment No. 1 to Registration Statement on Form S-2 of ING Life Insurance and Annuity Company (File No. 333-104456), as filed on April 5, 2004.

Item 17.   Undertakings
-----------------------

The undersigned registrant hereby undertakes as follows, pursuant to Item 512 of Regulation S-K:

(a)  Rule 415 offerings:

(1) To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material changes to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(h) Request for Acceleration of Effective Date:

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 18.   Financial Statements and Schedules
---------------------------------------------

Not Applicable

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Post-Effective Amendment No. 10 to the Registration Statement on Form S-2 (File No. 333-49581) to be signed on its behalf by the undersigned, thereunto duly authorized in the City of West Chester, Commonweath of Pennsylvania, on this 8th day of April, 2004.


                        ING INSURANCE COMPANY OF AMERICA
                                (REGISTRANT)
                                By: Keith Gubbay*
                                    ------------
                                    Keith Gubbay, President
                                    Principal executive officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 10 to Registration Statement on Form S-2 has been signed by the following persons in the capacities and on the dates indicated.


Signature                         Title                               Date
---------                         -----                               ----

Keith Gubbay*                     Director and President               )
------------                      (principal executive officer)        )
Keith Gubbay                                                           )
                                                                       )
Thomas J. McInerney*              Director                       April 8, 2004
-------------------                                                    )
Thomas J. McInerney                                                    )
                                                                       )
Kathleen A. Murphy*               Director                             )
------------------                                                     )
Kathleen A. Murphy                                                     )
                                                                       )
Jacques de Vaucleroy*             Director                             )
--------------------                                                   )
Jacques de Vaucleroy                                                   )
                                                                       )
David Wheat*                      Director and Chief Financial Officer )
-----------                       (principal accounting officer)       )
David Wheat                                                            )


By:     /s/ Linda A. Senker
        -------------------
         Linda A. Senker
         *Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit No.           Exhibit
----------            ------

16(5)                 Opinion re Legality

16(13) ING Insurance Company of America Form 10-K for the fiscal year ended December 31, 2003**

16(23)(a)             Consent of Independent Auditors

16(23)(b)             Opinion and Consent of Legal Counsel*


*Included in Exhibit 16(5) above
**Filed as Module No. IICA10K123103